$135,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
LIONBRIDGE TECHNOLOGIES, INC.,
LIONBRIDGE INTERNATIONAL FINANCE LIMITED,
and
LIONBRIDGE INTERNATIONAL
as the Borrowers,
THE MATERIAL DOMESTIC SUBSIDIARIES OF THE BORROWERS
FROM TIME TO TIME PARTIES HERETO,
as US Guarantors,
THE LENDERS PARTIES HERETO,
HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender, Administrative Agent, Sole Lead Arranger and Sole Book Runner,
CITIZENS BANK, N.A.,
as Syndication Agent,
and
MUFG UNION BANK, N.A.
as Documentation Agent
Dated as of January 2, 2015

TABLE OF CONTENTS

Schedules

Schedule 1.1-1
Schedule 1.1-2
Schedule 1.1-4
Schedule 1.1-5
Schedule 2.1(a)
Schedule 2.1(b)
Schedule 2.1(c)(i)
Schedule 2.1(f)(i)
Schedule 2.1(f)(ii)
Schedule 2.3(d)
Schedule 2.10
Schedule 3.3
Schedule 3.12
Schedule 3.16
Schedule 3.19(a)
Schedule 3.19(b)
Schedule 3.19(c)
Schedule 3.22
Account Designation Letter
Permitted Liens
Existing Letters of Credit
Corporate Investment Policy
Term Loan Commitments
Revolving Loan Commitments
Form of Notice of Borrowing
Form of Revolving Note
Form of Term Note
Form of Swingline Note
Form of Notice of Conversion/Extension
Jurisdictions of Organization/Qualification
Subsidiaries
Intellectual Property
Location of Real Property
Location of Tangible Personal Property
Chief Executive Offices/Principal Place of Business
Labor Matters

Schedule 3.23 Required Collateral Permitted to be Delivered or Perfected Post-Closing

Schedule 3.25 Schedule 3.26 Schedule 3.29 Schedule 4.1(m) Schedule 4.1(j) Schedule 5.10 Schedule 6.1(b) Schedule 9.6(c)	Material Contracts Insurance Board of Directors; Capitalization Form of Secretary’s Certificate Form of Solvency Certificate Form of Joinder Agreement Indebtedness Form of Assignment Agreement

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement” or this “Credit Agreement”), dated as of January 2, 2015, is by and among LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), LIONBRIDGE INTERNATIONAL FINANCE LIMITED, a company formed under the laws of Ireland (“LIFL”), and LIONBRIDGE INTERNATIONAL, a company formed under the laws of Ireland (“LII”) (LIFL and LII, together, the “Foreign Borrowers” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), those Material Domestic Subsidiaries of the Company identified as “US Guarantors” on the signature pages hereto and such other Material Domestic Subsidiaries of the Company as may from time to time become a party hereto (each a “US Guarantor” and collectively, the “US Guarantors”), the Foreign Guarantors from time to time parties hereto (each a “Foreign Guarantor” and collectively, the “Foreign Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (the “Lenders” and each a “Lender”), HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as a Lender, administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), sole lead arranger and sole book runner.

W I T N E S S E T H:

WHEREAS, the Borrowers, the US Guarantors, the Foreign Guarantors, the Administrative Agent and the lenders party thereto are parties to that certain Credit Agreement, dated as of December 21, 2006, as amended and restated by the Amended and Restated Credit Agreement, dated as of October 30, 2013 (as the same may have been further amended, the “Existing Agreement”);

WHEREAS, the Borrowers have requested, and HSBC and the Lenders have agreed, to amend and restate the Existing Agreement.

WHEREAS, the parties hereto are willing to so amend and restate the Existing Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND OTHER PROVISIONS

Section 1.1 Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrowers are able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated as of the Closing Date from the Company to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Additional Credit Party” shall mean each Person that becomes a US Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Foreign Guarantors” shall mean Lionbridge Luxembourg S.à.r.l., a company formed under the laws of Luxembourg.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors and/or assigns in such capacity.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affected Lender” shall have the meaning set forth in Section 2.15(a).

“Agent Parties” shall have the meaning given in Section 9.2(d).

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement, and shall mean this Credit Agreement, as amended, modified, restated, extended, replaced or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by HSBC at its principal office in New York, NY as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by HSBC as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and with respect to each Borrower or Guarantor, such Applicable Laws as are applicable to such Borrower or Guarantor.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans and Term Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans, Term Loans and Letter of Credit Fee”, (b) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) Revolving Loans and Term Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans and Term Loans” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

		LIBOR Rate Margin
		for Revolving	Alternate Base Rate
		Loans, Term Loans	Margin for
		and Letter of	Revolving Loans and
Level	Leverage Ratio	Credit Fee	Term Loans	Commitment Fee
I	= 2.50 to 1.0	2.00%	1.00%	0.400%

II	= 1.50 to 1.0 but < 2.50 to 1.0	1.75%	0.75%	0.350%

III	> 1.00 to 1.0 but < 1.50 to 1.0	1.50%	0.50%	0.300%

IV	< 1.00 to 1.0	1.25%	0.25%	0.250%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly and annual financial information and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(a) pursuant to which the Company shall notify the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each an “Interest Determination Date”). Subject to the last sentence of this definition, such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, (i) the initial Applicable Percentage for Revolving Loans and Letter of Credit Fees shall be set at Level II until the Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(a) for the quarter ended March 31, 2015, and (ii) the initial Commitment Fee shall be set at Level II until the Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(a) for the quarter ended March 31, 2015. If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(a), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) – (c).

“Arranger” shall mean HSBC.

“Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Schedule 9.6(c).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean the occurrence of an Event of Default under Section 7.1(e).

“Borrower” and “Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) when used in connection with a Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Foreign Currency.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation or company, capital stock or shares, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CDOR” shall have the meaning given in the definition of “Eurocurrency Rate”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the then outstanding Voting Stock of the Company; or (b) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacements shall not have been approved or nominated by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Closing Date” shall mean the date of this Credit Agreement.

“CLS” shall mean CLS Corporate Language Services Holding AG, a company organized under the laws of Switzerland.

“CLS Acquisition” shall mean the acquisition by LII of all of the outstanding shares of CLS, directly or indirectly, pursuant to the CLS Share Purchase Agreement.

“CLS Acquisition Agreement” shall mean that certain Share Purchase Agreement dated as of November 9, 2014, as amended to date, among LII and the CLS Sellers.

“CLS Acquisition Reps” shall have the meaning set forth in Section 4.1(d).

“CLS Parties” shall mean CLS, Tuscany and each of their respective Subsidiaries.

“CLS Sellers” shall mean the persons and entities identified as the “Sellers” in the CLS Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral that is identified in, and at any time will be covered by, the Security Documents, and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, upon which the Administrative Agent has been granted a Lien.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment, the Swingline Commitments and the Term Commitments, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Letter” shall mean the letter agreement dated November 8, 2014 addressed to the Borrowers from the Administrative Agent and the Arranger, as amended, modified or otherwise supplemented.

“Commitment Percentage” shall mean the Revolving Commitment Percentage.

“Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Communications” shall have the meaning set forth in Section 9.2(d).

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

“Consolidated EBITDA” shall mean, for each period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense; (ii) total federal, state, local and foreign income, value added and similar taxes; (iii) non-cash charges associated with employee stock and option plans; (iv) depreciation and amortization expense for such period; (v) amortization or write-down of intangibles (including, but not limited to, goodwill) (vi) up to $2,500,000 of realized foreign exchange charges related to hedging agreements; (vii) other non-cash charges not to exceed $1,000,000 for such period; (viii) for any period ending on or before June 30, 2016, non-recurring cash and non-cash charges not to exceed $15,000,000 annually; and (ix) for any period ending subsequent to June 30, 2016, non-recurring cash and non-cash charges not to exceed $7,000,000 annually, provided, however, that such non-recurring cash and non-cash charges in clauses (viii) and (ix) do not exceed, without duplication, $26,700,000 in the aggregate during the term of this Credit Agreement; minus (c) any non-cash charge (other than non-cash charges reflected in clauses (viii) and (ix)) previously added back to Consolidated Net Income in the calculation of Consolidated EBITDA to the extent such non-cash charge becomes a cash charge plus realized foreign exchange gains related to hedging agreements, all as determined in accordance with GAAP. “Consolidated Interest Expense” shall mean, for any period, all interest expense of the Company and its Subsidiaries (including, without limitation, the interest component under Capital Leases, but excluding intercompany interest expense), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items, interest income and tax credits, rebates and other benefits) for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Revenues” shall mean, for any period, revenues for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Licenses” shall mean any agreement, written or oral, providing for a grant by or to a Credit Party of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16, but excluding any license of a Copyright to a Credit Party with respect to a generally available product.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office and any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any renewals thereof referred to in Schedule 3.16.

“Corporate Investment Policy Investments” shall mean Investments made in accordance with the Corporate Investment Policy set forth on Schedule 1.1-5 attached hereto.

“Credit Agreement” shall mean this Credit Agreement, as amended, modified, restated, extended, replaced or supplemented from time to time in accordance with its terms.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, any Assignment Agreement, the LOC Documents, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any Hedging Agreement, any pooling agreement or any cash management agreement, and any agreement, document, certificate or instrument related thereto).

“Credit Party” shall mean any of the Borrowers, the US Guarantors or the Foreign Guarantors, individually or collectively, as appropriate.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender and the Swingline Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from the Credit Parties or any of their Subsidiaries to any Hedging Agreement Provider arising under, or in connection with, any Secured Hedging Agreement, and (c) all liabilities and obligations, whenever arising, owing from the Credit Parties or any of their Subsidiaries to any Lender arising under, or in connection with, any pooling agreement or cash management agreement; provided, however, that the definition of “Credit Party Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit accounts described therein, as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time.

“Designated Funding Subsidiary” shall have the meaning set forth in Section 2.1(c)(iv).

“Designating Lender” shall have the meaning set forth in Section 2.1(c)(iv).

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office in such Lender’s Administrative Details form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Eurocurrency Loan” means any Loan denominated in a LIBOR Quoted Currency or Canadian dollars.

“Eurocurrency Rate” means, with respect to any Eurocurrency Loan, (i) denominated in a Foreign Currency that is a LIBOR Quoted Currency, the rate per annum equal to LIBOR for such currency, or (ii) denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and if either such rate becomes unavailable, a comparable or successor rate which rate is approved by the Administrative Agent.

“Euro Unit” shall mean the currency unit of the Euro.

“Eurodollar Reserve Percentage” shall mean for any day, the maximum rate (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities (as that term is used in Regulation D), if such liabilities were outstanding. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Obligation of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(b) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded US Subsidiary” shall have the meaning set forth in Section 5.10.

“Existing Agreement” shall have the meaning set forth in the Preamble.

“Existing Letters of Credit” shall mean each of the letters of credit described by date of issuance, amount, beneficiary and the date of expiry on Schedule 1.1-4 hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FATCA Information” shall have the meaning set forth in Section 2.18(b)(iv).

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” means that certain Fee Letter, dated November 9, 2014, among the Borrowers and the Administrative Agent.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the applicable period, minus Consolidated Capital Expenditures for the applicable period, minus Restricted Payments permitted under Section 6.10(c) to the extent paid in cash during the applicable period to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus amounts paid or payable in cash during such period paid in respect of federal, state, local and foreign income, value added and similar taxes plus scheduled principal payments of the Term Loans pursuant to Section 2.7(a).

“Flood Hazard Property” shall mean any real property of a Credit Party that is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Foreign Credit Party” shall mean any of the Foreign Borrowers or the Additional Foreign Guarantors, individually or collectively, as appropriate.

“Foreign Currency” shall mean Euros, Swiss Francs, Canadian dollars, Pounds Sterling and Japanese Yen.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Guarantors” shall mean the Additional Foreign Guarantors, together with the Company, and each individually a “Foreign Guarantor”.

“Foreign Guaranty” shall mean the guaranty of the Foreign Guarantors set forth in Article XI.

“Foreign Lender” means a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pledge Agreements” shall mean, collectively, the Charge on Shares of Lionbridge International, the Charge on Shares of Lionbridge International Finance Limited, and, when executed and delivered by LII after the Closing, the Share Pledge Agreement with respect to 100% of the shares of Tuscany and approximately 30% of the shares of CLS, executed under Swiss law.

“Foreign Pledge Documents” shall mean the Foreign Pledge Agreements and, without limitation, any additional agreements or filings in connection with the Foreign Pledge Agreements.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Indemnity Letter” shall mean a letter agreement between the Administrative Agent and the Company pursuant to which the Company agrees to indemnify the Lenders in accordance with the terms of Section 2.17 for any funding loss or expense incurred by the Lenders related to the Loans to be made on the Closing Date.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis (or, when used in relation to a Foreign Subsidiary, generally accepted accounting principles in effect in the country of such Foreign Subsidiary’s organization applied on a consistent basis, to the extent applicable), subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“Guarantor” shall mean the US Guarantor and all Foreign Guarantors.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“HSBC” means HSBC Bank USA, National Association

“Increase” shall have the meaning set forth in Section 2.4(a).

“Increase Effective Date” shall have the meaning set forth in Section 2.4(b).

“Increase Request” shall have the meaning set forth in Section 2.4(a).

“Incremental Facilities” shall have the meaning set forth in Section 2.4(a).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder (excluding performance based letters of credit issued to the Borrower’s customers in connection with certain long-term contracts), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof are (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six months after the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly non-recourse to such Person. Indebtedness of any Person shall be determined in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Revolving Loans” shall mean Revolving Loans made on the Closing Date (i) to fund the purchase price and related expenses in connection with the CLS Acquisition, (ii) to pay fees and expenses in connection with this Agreement and (iii) to repay or refinance all loans under the Existing Agreement.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability, as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability, as selected by the Company by irrevocable notice to the Administrative Agent not less than (x) with respect to LIBOR Rate Loans denominated in Dollars, three Business Days prior to the last day of the then current Interest Period with respect thereto and (y) with respect to LIBOR Rate Loans denominated in Foreign Currency, four Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected (A) in the case of Loans denominated in Dollars, an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan and (B) in the case of Loans denominated in Foreign Currencies, an Interest Period of one month;

(iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date; and

(v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Issuing Lender” shall mean (a) with respect to the Existing Letters of Credit, HSBC, and (b) with respect to any other Letter of Credit, HSBC or any successor in such capacity.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean, with respect to any new US Guarantor, a Joinder Agreement substantially in the form of Schedule 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement and shall include the Issuing Lender and the Swingline Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment, Revolving Commitment Percentage and Term Commitment Percentage.

“Letter of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letters of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“Leverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on the last day of any fiscal quarter of the Company, the ratio of (a) Indebtedness of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“LIBOR” shall mean, for any Eurocurrency Loan that is a LIBOR Quoted Currency, as set forth in the definition of “Eurocurrency Rate”, and for any LIBOR Rate Loan for any Interest Period therefor for U.S. Dollars, the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/100 of 1%) as the London interbank offered rate for U.S. Dollars for a period equal in length to the relevant Interest Period as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) as displayed on Bloomberg Page BBAM1 (or, in the event such rate does not appear on such Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Loan and for a period approximately equal to such Interest Period. In the event that no such rate is available to the Administrative Agent, LIBOR shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which the Administrative Agent determines that U.S. dollars or the applicable currency in an amount comparable to the amount of the applicable advances are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by the Administrative Agent. Notwithstanding the foregoing, if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Quoted Currency” shall mean each of the following currencies: Euros, Swiss Francs, Pounds Sterling and Japanese Yen, in each case so long as there is a published LIBOR rate with respect thereto.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans (including Eurocurrency Loans) the rate of interest applicable to which is based on the LIBOR Rate or the Adjusted LIBO Rate, as applicable.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean, at any time, the sum of (i) the Dollars reflected in cash or cash equivalents on the most recently submitted consolidated balance sheet of the Company as provided in Section 5.1, plus (ii) Accessible Borrowing Availability.

“Loan” shall mean a Revolving Loan, a Swingline Loan, and/or a Term Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and, with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in the Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Mandatory Borrowing” shall have the meaning set forth in Section 2.2(e).

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System or any successor thereto as from now and from time to time hereinafter in effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and its Subsidiaries, taken as a whole, to perform their respective obligations, when such obligations are required to be performed, under this Credit Agreement or any other Credit Document or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract, agreement, permit or license, written or oral, of the Company or any of its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” shall mean, as of any date of determination, any direct or indirect Domestic Subsidiary of the Company (a) that individually generates more than two and one-half percent (2.5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the fiscal quarter immediately preceding such date of determination on a pro forma basis or (b) that is required to become a US Guarantor pursuant to the terms of Section 5.10.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Mortgage Instrument” shall mean any mortgage, deed of trust, deed to secure debt or similar agreement or instrument executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 5.12, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.1 and (ii) has been approved by the Required Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, Required Class Lenders of such Class.

“Note” or “Notes” shall mean the Revolving Notes, and/or the Swingline Note, and/or the Term Notes, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a written request for a Revolving Loan, a Swingline Loan or a Term Loan, in each case substantially in the form of Schedule 2.1(c)(i).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.10.

“OFAC” shall have the meaning given in Section 3.28.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participation Interest” shall mean the purchase by a Revolving Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations in part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean (x) the CLS Acquisition, provided that it is consummated pursuant to the terms of the CLS Acquisition Agreement and without waiver of any such terms or conditions (except with the prior written consent of the Administrative Agent), and (y) any other acquisition or any series of related acquisitions by a Credit Party of (a) the assets or a majority of the outstanding Voting Stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case with respect to such other acquisition or series of related acquisitions pursuant to clause (y), that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Administrative Agent shall have received written notice of such acquisition at least fifteen (15) days prior to the consummation of such acquisition, (iii) the Administrative Agent shall have received a consolidated balance sheet and a consolidated statement of income of the Credit Parties and their Subsidiaries, giving pro forma effect to such acquisition, that demonstrate to the reasonable satisfaction of the Administrative Agent, and the Credit Parties shall provide calculations that demonstrate to the reasonable satisfaction of the Administrative Agent, that, after giving effect to such acquisition, the Credit Parties shall be in compliance with the Leverage Ratio set forth in Section 5.9(a) on a Pro Forma Basis (but reduced by 0.25 to 1.00 solely for the purposes of such calculation of Pro Forma compliance with 5.9(a)), (iv) the Administrative Agent shall have received any available historical financial statements of the Target (for the 3 fiscal years prior to such acquisition) and such other information with respect to the Target or such acquisition as may be reasonably required by the Administrative Agent, (v) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target to the extent required by the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement to the extent required by the terms of Section 5.10, (vi) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target. In addition, if any amount of the consideration paid by the Credit Party to the Target (or its stockholders) consists of cash, then such acquisition either (A) shall have been approved by the Required Lenders or (B) shall be subject to the following additional requirements: (i) after giving effect to such acquisition, Liquidity shall be no less than $20,000,000, and (ii) the total consideration (including cash, assumed Indebtedness, earnout obligations, deferred compensation and other forms of consideration, but excluding consideration consisting of Capital Stock of the Company and amounts financed with the net proceeds of a substantially concurrent issuance of Capital Stock of the Company) for (A) any single acquisition (or series of related acquisitions) shall not exceed $40,000,000 and (B) all such acquisitions made during the term of this Credit Agreement shall not exceed $75,000,000 in the aggregate.

“Permitted Investments” shall mean:

(a) cash and Corporate Investment Policy Investments;

(b) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) loans and advances to employees (other than officers or directors) in an aggregate amount not to exceed $250,000 at any time outstanding;

(d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Investments, acquisitions or transactions permitted under Section 6.4(b);

(f) Hedging Agreements, pooling agreements and cash management agreements to the extent permitted pursuant to Section 6.1;

(g) Investments in and loans to Credit Parties (other than Foreign Credit Parties);

(h) Investments in and loans to Foreign Subsidiaries (including Foreign Credit Parties) by Foreign Subsidiaries (including Foreign Credit Parties);

(i) so long as no Default or Event of Default then exists or would exist after giving effect to any such Investment, (x) Investments in and loans to any Foreign Subsidiary by a US Credit Party in accordance with the historical practices of the US Credit Parties and (y) other Investments in and loans to any Foreign Subsidiary by a US Credit Party in an aggregate amount, with respect to all Foreign Subsidiaries, not to exceed (in the case of clause (y)), when combined (without duplication) with any outstanding Indebtedness incurred pursuant to clause (ii) of Section 6.1(i), $10,000,000 at any time outstanding;

(j) Investments and transactions permitted pursuant to Sections 6.1, 6.4 and 9.21 to the extent not already permitted pursuant to this definition;

(k) additional loan advances and/or Investments; provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $5,000,000; and

(l) Permitted Acquisitions and all Investments made in connection with the acquisition of such Permitted Acquisitions.

“Permitted Liens” shall mean:

(a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Lenders;

(b) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;

(c) Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided that (i) any such Lien attaches to the property securing such Indebtedness or Capital Lease Obligations concurrently with or within 90 days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 90 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and such liens shall have been incurred in the ordinary course of business and consistent with historical practice of the Company and its Subsidiaries;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements in the ordinary course of business and consistent with historical practice of the Company and its Subsidiaries;

(g) deposits to secure the performance of bids, tenders, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

(i) Liens existing on the Closing Date and set forth on Schedule 1.1-2; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(j) easements, rights-of-way, zoning restrictions, restrictions on the use of real property, minor defects or irregularities in title, landlord’s or lessor’s liens and other similar encumbrances not interfering in any material respect with the value or use of the property to which such encumbrance applies;

(k) Liens on equipment arising from precautionary UCC financing statements or similar statements under foreign laws relating to the lease of such equipment to the extent permitted by this Credit Agreement;

(l) Liens arising out of judgments not resulting in an Event of Default;

(m) Liens on (i) the property of a Person existing at the time such Person becomes a Subsidiary of the Company and (ii) on property or assets existing at the time such property or assets are acquired by the Company or any of its Subsidiaries, in each case, in a transaction permitted hereunder securing Indebtedness in an aggregate principal amount not to exceed (x) $6,000,000 at any time during the period on or before January 31, 2015, and $2,000,000 at any time thereafter; provided, however, that (A) any such Lien shall secure only those obligations that it secures on the date such Person becomes a Subsidiary or such property or assets are acquired, (B) any such Lien may not extend to any other property other than the property subject to such Lien on the date such Person becomes a Subsidiary or such property or assets are acquired and (C) any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company or such property or assets were acquired; and

(n) licenses of Intellectual Property granted in the ordinary course of business.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated on such date, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreements” shall mean, collectively, the US Pledge Agreement and the Foreign Pledge Agreements.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any Credit Party or any of its Subsidiaries which results in the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” shall have the meaning set forth in Section 9.6(d).

“Reimbursement Obligation” shall mean the obligation of the Company to reimburse the Issuing Lender pursuant to Section 2.2(d) for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, two or more Lenders holding more than fifty percent (50%) of (a) the outstanding Revolving Commitments (including outstanding Revolving Loans and participations in Letters of Credit and Swingline Loans) and Term Loans, or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Company, the President, the Chief Executive Officer, the Chief Financial Officer and the Treasurer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or (f) any payment of Subordinated Debt in violation of the subordination terms thereof.

“Revaluation Date” shall mean, with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended or the date the rate is set; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.2 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Revolving Committed Amount or the LOC Committed Amount pursuant to the terms of Section 2.6, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.1(b) under the caption “Revolving Commitment”, or opposite such caption in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Commitment Termination Date” shall mean January 2, 2020.

“Revolving Committed Amount” shall mean ONE HUNDRED MILLION DOLLARS ($100,000,000), as such amount may be increased from time to time as provided in Section 2.4 or reduced from time to time as provided in Section 2.6.

“Revolving Credit Maturity Date” shall mean the Revolving Commitment Termination Date.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers in favor of each of the Revolving Lenders requesting a promissory note evidencing the Revolving Loans provided pursuant to Section 2.1(f), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Sanctions” shall have the meaning given in Section 3.28.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider to the extent permitted pursuant to Section 6.1, as amended, modified, supplemented, extended or restated from time to time.

“Security Agreement” shall mean the Security Agreement dated as of December 21, 2006 given by the Company and the US Guarantors to the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreements, the Foreign Pledge Documents, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Specified Representations” shall have the meaning set forth in Section 4.1(d).

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by HSBC as the spot rate for the purchase by HSBC of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. EST on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Statutory Reserve Rate” means, with respect to any Foreign Currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including, to the extent applicable, any Secured Hedging Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean HSBC and any successor in such capacity.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.3(a).

“Swingline Mandatory Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).

“Swingline Note” shall mean the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the date upon which all Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) have been paid in full in cash (other than indemnification obligations with respect to which no claim has been asserted, which shall survive the termination of the Credit Documents), all Commitments have been terminated, and all Letters of Credit have expired undrawn or been terminated.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.1(a) under the caption “Term Commitment” or opposite such caption in the Assignment Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement. The Term Commitment of all of the Term Lenders on the Closing Date shall be $35,000,000.

“Term Commitment Percentage” shall mean, for each Term Lender, the percentage identified as its Term Commitment Percentage in its Lender Commitment Letter or in the Assignment Agreement pursuant to which such Lender became a Term Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time, and (b) after the funding of the Term Loans pursuant to Section 2.1(a), the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Maturity Date” shall mean January 2, 2020.

“Term Note” or “Term Notes” shall mean the promissory notes of the Borrowers in favor of each of the Term Lenders requesting a promissory note evidencing the Term Loans provided pursuant to Section 2.1(f), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16, but excluding any license of a Trademark to a Credit Party with respect to a generally available product.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.

“Transferee” shall have the meaning set forth in Section 9.6(f).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Tuscany” shall mean Tuscany Holding AG, a Swiss Aktiengesellschaft.

“US Credit Parties” shall mean the Company and the US Guarantors.

“US Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“US Guaranty” shall mean the guaranty of the US Guarantors set forth in Article X.

“US Pledge Agreement” shall mean the Pledge Agreement dated as of December 21, 2006 executed in favor of the Administrative Agent by the Company and each of the US Guarantors, as amended, modified, restated or supplemented from time to time.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Works” shall mean all works that are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend the definitions of Consolidated EBITDA, Consolidated Interest Expense or Indebtedness or any provision in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such definition or provision for such purpose), then the Company’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Company and the Required Lenders and, provided further that (and notwithstanding anything to the contrary contained herein), unless the Company gives notice to the Administrative Agent that the Company has elected to proceed in accordance with the immediately prior provision, the definitions of Consolidated EBITDA, Consolidated Interest Expense and Indebtedness and all provisions of Section 5.9, to the extent in each case that they relate to the accounting for leases, shall be calculated and the Company’s compliance with such provisions shall be determined on the basis of GAAP in effect as of the Closing Date, without giving effect to any subsequent change.

The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4 Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.6 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

ARTICLE II.
THE LOANS; AMOUNT AND TERMS

Section 2.1 Loans.

(a) Term Loans. Subject only to the funding conditions set forth in Section 4.1 of this Credit Agreement, each Term Lender agrees to make a loan to one or more Borrowers, as designated by the Company (each such loan, a “Term Loan”) on the Closing Date in such Term Lender’s applicable Term Commitment Percentage of the Term Commitment. The Term Commitment shall automatically reduce to $0, and the commitments of the Term Lenders to make Term Loans shall automatically terminate, concurrently with the making of the Term Loans on the Closing Date. Term Loans that are repaid or prepaid by Borrower, in whole or in part, may not be reborrowed. Term Loans may be made in Dollars or in a Foreign Currency. Term Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request; provided, however, the Term Loans may only consist of Alternate Base Rate Loans unless the Borrowers deliver a Funding Indemnity Letter to the Administrative Agent at least three Business Days (with respect to Term Loans denominated in Dollars) or four Business Days (with respect to Term Loans denominated in a Foreign Currency) prior to the Closing Date. Term Loans that are Foreign Currency Loans shall consist only of LIBOR Rate Loans.

(b) Revolving Commitment. On the Closing Date, subject only to the funding conditions set forth in Section 4.1 of this Credit Agreement with respect to the Initial Revolving Loans funded on the Closing Date, and thereafter, during the Commitment Period, subject to the other terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars and in Foreign Currencies (the “Revolving Loans”) to one or more Borrowers (as selected by the Company) from time to time in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) equal to its Revolving Commitment for the purposes hereinafter set forth ; provided, however, that (i) with regard to each Revolving Lender individually, the sum of the aggregate principal Dollar Amount of such Revolving Lender’s outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Company delivers a Funding Indemnity Letter to the Administrative Agent at least three Business Days (with respect to Revolving Loans denominated in Dollars) or four Business Days (with respect to Revolving Loans denominated in Foreign Currencies) prior to the Closing Date. Revolving Loans that are Foreign Currency Loans shall consist only of LIBOR Rate Loans.

(c) Borrowings of Loans.

(i) Notice of Borrowing. The Company shall request a Loan borrowing by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a Notice of Borrowing, which delivery may be by fax) to the Administrative Agent (A) not later than 11:00 A.M. EST (I) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans and (II) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans and (B) not later than 3:00 P.M. (London, England time) four Business Days prior to the date of the requested borrowing in the case of Foreign Currency Loans. Each such request for borrowing shall be irrevocable and shall specify (1) the applicable Borrower, (2) whether such Loan is the Term Loans or, if after the Closing Date, if a Revolving Loan is requested, (3) the date of the requested borrowing (which shall be a Business Day), (4) the aggregate principal amount to be borrowed, (5) the applicable currency in which the Loan is to be funded, (6) if the Loan is to be made in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (7) if the Loan is to be made in a Foreign Currency, that such Loan shall be comprised solely of LIBOR Rate Loans and (8) if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (w) the applicable Borrower, then such notice shall be deemed to be a request for a Loan to be made to the Company, (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (y) the type of Loan requested in the case of a Loan to be made in Dollars, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (z) the currency for such Loan, then such Loan shall be made in Dollars. The Administrative Agent shall give notice to each Term Lender and/or Revolving Lender, as applicable, promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Term Lender’s and/or Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan which is an LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing and/or its Term Commitment Percentage of the Term Loans, as applicable, available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by (A) 1:00 P.M. EST on the date specified in the applicable Notice of Borrowing in the case of any Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Loan that is a Foreign Currency Loan. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and/or the Term Lenders and in like funds as received by the Administrative Agent.

(iv) Foreign Funding Subsidiaries. Each Lender (a “Designating Lender”) shall have the right to designate a Subsidiary or Affiliate (a “Designated Funding Subsidiary”) to fund any Loan to any Foreign Borrower; provided that (i) the Designated Funding Subsidiary shall become a Lender under this Credit Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) the Designating Lender shall be responsible for funding its Revolving Commitment Percentage and/or Term Commitment Percentage of any Revolving Loan and/or Term Loan to such Foreign Borrower to the extent such Designated Funding Subsidiary fails to fund such Loan, (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal with the Designating Lender rather than the Designated Funding Subsidiary for all purposes of this Credit Agreement, including for purposes of any notification to the Lenders (other than Notices of Borrowing and Notices of Conversion/Extension, which shall be sent to any Designated Funding Subsidiary to the extent applicable), (iv) any consent given by such Designating Lender with respect to any amendment, waiver or other modification of any term of a Credit Document shall be deemed given on behalf of itself and the Designated Funding Subsidiary and (v) unless otherwise directed in writing by such Designating Lender, any payments with respect to a Loan funded by the Designated Funding Subsidiary shall be made to such Designated Funding Subsidiary.

(d) Reborrowing and Repayment of Revolving Loans. Subject to the terms of this Credit Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.

(e) Interest. Subject to the provisions of Section 2.9, Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage, if any; and

(ii) LIBOR Rate Loans. During such periods as Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to (i) if in U.S. Dollars, the LIBOR Rate plus the Applicable Percentage for LIBOR Rate Loans, and (ii) if in a Foreign Currency, the Adjusted LIBO Rate plus the Applicable Percentage for LIBOR Rate Loans.

Interest on Loans shall be payable in arrears on each Interest Payment Date.

(f) Notes; Covenant to Pay.

(i) Each Revolving Lender’s Revolving Commitment shall be evidenced, upon such Revolving Lender’s request, by duly executed promissory notes of the Borrowers to such Revolving Lender in substantially the form of Schedule 2.1(f). The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Credit Agreement and the Revolving Note or Revolving Notes.

(ii) Each Term Lender’s Term Loans shall be evidenced, upon such Term Lender’s request, by duly executed promissory notes of the Borrowers to such Term Lender in substantially the form of Schedule 2.1(f)(ii). The Borrowers covenant and agree to pay the Term Loans in accordance with the terms of this Credit Agreement and the Term Note or Term Notes.

Section 2.2 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or a Foreign Currency and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount acceptable to the Issuing Lender and the Administrative Agent. The Company’s reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender and the Administrative Agent at least five (5) Business Days prior to the requested date of issuance. Each Issuing Lender will provide to the Administrative Agent each month and otherwise promptly upon the request of the Administrative Agent, for dissemination to the Revolving Lenders, a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender, in Dollars, the Dollar Amount of its Revolving Commitment Percentage of such unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise), in Dollars, in the Dollar Amount and in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans plus two percent (2%) for so long as such amount shall be unreimbursed. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a LOC Mandatory Borrowing, in Dollars, in the Dollar Amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. Subject to the terms of Section 2.19, the Company’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the Dollar Amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m. EST, otherwise such payment shall be made at or before 12:00 Noon EST on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in Dollars (each such borrowing, a “LOC Mandatory Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. EST, otherwise such payment shall be made at or before 12:00 Noon EST on the Business Day next succeeding the date such notice is received, in each case notwithstanding (i) the amount of LOC Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(c), (v) the date of such LOC Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any LOC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the LOC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase), in Dollars, the Dollar Amount of its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the LOC Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued, (i) the rules of “International Standby Practices 1998,” as most recently published by the Institute of International Banking Law & Practice at the time of issuance, shall apply to each standby Letter of Credit and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each trade Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Credit Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Company so long as such Letter of Credit and the Issuing Lender’s issuance thereof complies with all applicable Requirements of Law; provided that, notwithstanding such statement, the Company shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Company’s Reimbursement Obligation hereunder with respect to such Letter of Credit.

(j) Existing Letters of Credit. On the Closing Date, the Existing Letters of Credit shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. In connection therewith, each Revolving Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Lender a participation in each such Existing Letter of Credit in accordance with Section 2.2(c).

Section 2.3 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”) and (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 12:00 Noon EST on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans in Dollars available to the Company on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such deemed request shall also be deemed to have been given one Business Day prior to each of (i) the Revolving Commitment Termination Date, (ii) the occurrence of a Bankruptcy Event, (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Swingline Mandatory Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. EST, otherwise such payment shall be made at or before 12:00 EST Noon on the Business Day next succeeding the date such notice is received notwithstanding (I) the amount of Swingline Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(c)(i), (V) the date of such Swingline Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Swingline Mandatory Borrowing or contemporaneously therewith. In the event that any Swingline Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Swingline Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Swingline Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Swingline Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage, if any, for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

Section 2.4 Increase in Facility.

(a) Request for Increase. Provided there exists no Default or Event of Default, the Company may from time to time, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request (an “Increase Request”) (i) one or more incremental Term Loans and/or (ii) an increase in the Revolving Commitments (each such incremental Term Loan and/or increase under clause (ii), an “Increase” or an “Incremental Facility” and, collectively, the “Incremental Facilities”), in an aggregate amount for all such Incremental Facilities of up to but not exceeding $65,000.000; provided that (i) any such Increase Request shall be in a minimum amount of $10,000,000, and (ii) the Company may make a maximum of three such requests. If the Company delivers an Increase Request, each Lender shall have the option, but not any obligation, to participate in such Increase Request to the extent of its Revolving Commitment Percentage and/or Term Commitment Percentage thereof (as applicable) by delivering a written notice to the Administrative Agent and the Company within ten Business Days of such Lender’s receipt of the Increase Request (it being agreed and understood that such Lender shall be deemed to have elected not to participate in the Increase Request if it does not respond to the Increase Request within ten Business Days of its receipt thereof). Neither the Administrative Agent nor any Lender shall have any obligation or other commitment to participate in any such increase in the Revolving Commitments or in an Incremental Facility. If one or more of the Lenders elect not to participate in the Increase Request, then the Lenders participating in the Increase Request may, at their option (but without any obligation), elect to participate in such remaining portion of the Increase Request (with such remaining portion to be allocated ratably among such participating Lenders based on their respective Revolving Commitment Percentages and/or Term Commitment Percentages thereof, as applicable, (as such percentages are adjusted to reflect the absence of the Lenders not participating in such Increase Request so that the total percentages shall equal 100% of such remaining amount being allocated) or as otherwise may be agreed by such participating Lenders). To achieve the full amount of an Increase Request, and subject to the approval of the Administrative Agent, the Swingline Lender and the Issuing Lender, such approval not to be unreasonably withheld, the Company may invite other banks, financial institutions and investment funds to join this Credit Agreement as Lenders hereunder, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent, the Borrower and the Lenders participating in such Increase may amend this Credit Agreement or any other Credit Document solely as may be necessary to reflect the increase in the Revolving Commitment or the Term Facilities, and the Borrowers will execute replacement Notes for each participating Lender or new Notes for each new Lender who requests a Note, reflecting the increased amount of such Lender’s share of the Revolving Commitment or such Lender’s Term Loans, as applicable, or, in the case of a new Lender, the amount of such Lender’s Revolving Commitment or Term Loans. The Borrowers agree to execute such amendments and supplements to the Security Documents as the Administrative Agent reasonably deems necessary in connection with an Increase Request.

(b) Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase and any such allocations shall share ratably from the guarantees and security interests created by the applicable Security Documents. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(c) Conditions to Effectiveness of Increase. It shall be a condition precedent to any such Increase, that (a) no Default or Event of Default exists or would exist after giving effect to such Increase, (b) all financial covenants would be satisfied on a pro forma basis after giving effect to any such Increase, (c) the Administrative Agent consents to any new Lender (such consent not to be unreasonably withheld), (d) the Swingline Lender and the Issuing Lender consent to any new Lender participating in the Revolving Credit Facility, (e) [omitted], (f) such Incremental Facilities will share pari passu in the Collateral, (g) all fees and expenses owing in respect of such Increase to the Administrative Agent and the Lenders (other than any Defaulting Lender) shall have been paid, (h) if such Incremental Facility is a term loan facility, (i) the maturity date applicable to such Incremental Facility will not be earlier than the Term Loan Maturity Date, (ii) the weighted average life to maturity of such Incremental Facility will not be shorter than the weighted average life to maturity of the existing Term Facility and (iii) all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Facility, will be as agreed between the Borrowers and the Lenders providing such Incremental Facility, (i) if such Incremental Facility is a revolving facility, such Incremental Facility will be documented solely as an increase to the Revolving Commitment, and (j) the Company shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an authorized officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) all financial covenants will be satisfied on a pro forma basis after giving effect to such Increase, and (C) no Default or Event of Default exists, and (iii) all fees and expenses of the Administrative Agent owing in respect of such Increase shall have been paid.

(d) Conflicting Provisions. This Section shall supersede any provisions in Section 9.01 to the contrary.

Section 2.5 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments, the Company agrees to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused Dollar Amount (determined as of the most recent Revaluation Date) of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable in arrears quarterly on the first Business Day of each calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum then in effect for LIBOR Rate Loans on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter, and with respect to any Foreign Currency Letters of Credit, payable in Dollars based on the Spot Rate as of the prior quarter end.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

(d) Fee Letter.

(i) The Borrowers shall pay to the Administrative Agent and the Arranger for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders, in Dollars, such fees as are provided in the Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

The obligations of the Borrowers to the Administrative Agent and the Lenders pursuant to this Section shall survive the resignation or removal of the Administrative Agent and the satisfaction or termination of this Agreement.

Section 2.6 Commitment Reductions.

(a) Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Revolving Committed Amount.

(b) Swingline Committed Amount. If the Revolving Committed Amount is reduced pursuant to Section 2.7(c) below the then Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(c) Revolving Commitment Termination Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Commitment Termination Date.

Section 2.7 Repayment; Prepayments.

(a) Term Loans. Unless accelerated sooner pursuant to Section 7.2 or required earlier pursuant to Section 2.7(f), the principal amount of the Term Loans shall be paid, for the account of each Term Lender according to its Term Commitment Percentage, in the installments and on the dates set forth below:

Date	Installment

March 31, 2015	$437,500

June 30, 2015	$437,500

September 30, 2015	$437,500

December 31, 2015	$437,500

March 31, 2016	$1,093,750

June 30, 2016	$1,093,750

September 30, 2016	$1,093,750

December 31, 2016	$1,093,750

March 31, 2017	$1,312,500

June 30, 2017	$1,312,500

September 30, 2017	$1,312,500

December 31, 2017`	$1,312,500

March 31, 2018	$1,750,000

June 30, 2018	$1,750,000

September 30, 2018	$1,750,000

December 31, 2018	$1,750,000

March 31, 2019	$1,750,000

June 30, 2019	$1,750,000

September 30, 2019	$1,750,000

Term Loan Maturity Date	The remaining unpaid principal balance of the Term Loans, if any

For the avoidance of doubt, the outstanding principal balance of the Term Loans, and all interest and fees payable thereon, shall be paid in full on the Term Loan Maturity Date.

(b) Revolving Loans. The principal amount of all Revolving Loans, and all interest and fees payable thereon, shall be due and payable in full on the Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.

(c) Optional Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan or a Term Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount), and each partial prepayment of a Swingline Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Company shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). All prepayments under this Section 2.7(c) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Any such optional prepayments under this Section 2.7(c) shall be applied as directed by the Borrowers. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof, but amounts prepaid on the Term Loans may not be reborrowed.

(d) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

(e) Mandatory Prepayments. If at any time, (i) other than as a result of fluctuations in Foreign Currency exchange rates, the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (calculated, with respect to Revolving Loans and LOC Obligations denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Revolving Loan and Letter of Credit) exceeds the Revolving Committed Amount or (ii) to the extent solely as a result of fluctuations in Foreign Currency exchange rates, the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (so calculated), as of the most recent Revaluation Date, exceeds one hundred five percent (105%) of all Revolving Lenders’ Commitments, then the Company shall, in each case, repay within one (1) Business Day, Revolving Loans, in an aggregate principal amount sufficient to cause the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (so calculated) to be less than or equal to the Revolving Committed Amount.

(f) Repayment of Term Loans if CLS Acquisition Fails to Close. In the event that the CLS Acquisition does not close by January 9, 2015, or such later date as may be consented to by the Required Lenders, then the Borrowers shall promptly repay to the Lenders the Term Loans extended on the Closing Date, and in any event, within ten (10) Business Days of demand therefor by the Agent or the Required Lenders; provided, however, that no Foreign Borrower shall be obligated to repay any Term Loans extended to a US Credit Party.

Section 2.8 Lending Offices.

LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

Section 2.9 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or, in respect of interest, fees or for other amounts if no rate is applicable, then the Alternate Base Rate plus the Applicable Percentage, if any, for Alternate Base Rate Revolving Loans plus 2%).

Section 2.10 Conversion Options.

(a) The Company may, in the case of Loans, elect from time to time to convert Alternate Base Rate Loans denominated in Dollars to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Company may elect from time to time to convert all or any portion of a LIBOR Rate Loan denominated in Dollars to an Alternate Base Rate Loan by delivering a Notice of Conversion/Extension to the Administrative Agent by 11:00 A.M. EST three Business Days prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. If the Company shall convert LIBOR Rate Loans to Alternate Base Rate Loans on a date other than the last day of the applicable Interest Period, then the Company shall pay breakage costs associated with such conversion as provided in Section 2.17. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein, provided that partial conversions shall be in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan denominated in Dollars at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans denominated in Dollars at the end of the applicable Interest Period with respect thereto.

(c) Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount (determined as of the most recent Revaluation Date) of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender upon receipt of notice thereof by the Company from such Lender the amount of any such loss incurred by such Lender.

Section 2.11 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate and Foreign Currency Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate or Adjusted LIBO Rate, as applicable, on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the applicable Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Credit Agreement, each payment (other than prepayments pursuant to Section 2.7) under this Credit Agreement or any Note shall be applied to such Loans as the Company may elect, or if the Company shall make no such election, (i) first, to any fees then due and owing by the Company pursuant to Section 2.5, (ii) second, to interest then due and owing hereunder and under the Notes of the Borrowers, and, (iii) third, to the outstanding principal of the Term Loans and/or the Revolving Loans, as the Borrower shall elect and, if no election is made by the Borrower, to the Revolving Loans and thereafter to the Term Loans in inverse order of maturity. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective Revolving Commitment Percentages of the Revolving Lenders (except as to the Letter of Credit Facing Fee and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Each optional prepayment of the Loans shall be applied in accordance with Section 2.7(a). Payments made pursuant to Section 2.15 shall be applied in accordance with such Section. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set off or counterclaim (except as provided in Section 2.18(c)), shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 12:00 Noon EST on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. ) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the manner set forth in clauses (i), (ii) and (iii) of this Section 2.12(a) ratably among the parties entitled thereto in the order specified in clauses (i), (ii) and (iii), and (x) paying the amounts due pursuant to clause (i) first until all such amounts have been paid in full, and if the amount received is insufficient to pay such amounts in full, ratably among the parties entitled thereto, (y) paying the amounts due pursuant to clause (ii) second until all such amounts have been paid in full, and if the amount received is insufficient to pay such amounts in full, ratably among the parties entitled thereto, and (z) finally in accordance with clause (iii) until all such amounts have been paid in full, and if the amount received is insufficient to pay such amounts in full, ratably among the parties entitled thereto. In no event shall the Administrative Agent be required in any such circumstance to pay to the Lenders an amount in excess of the partial amount received from the Borrowers.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out of pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out of pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon, provided, however, that amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 2.12. Notwithstanding the foregoing terms of this Section 2.12, neither the Foreign Borrowers nor any other Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by the Foreign Borrowers or any other Foreign Credit Party be applied to, the Credit Party Obligations of the Company and the US Guarantors.

Section 2.13 Non Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to a Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Alternate Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from a Borrower hereunder (which notice shall be effective upon receipt) that the applicable Borrower does not intend to make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender and Issuing Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) A certificate of the Administrative Agent submitted to the Company or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender or reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate or Adjusted LIBO Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Company has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two Business Days prior to the first day of such Interest Period. If such notice is given (i) any affected Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (ii) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made in Dollars as Alternate Base Rate Loans and (iii) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15 Illegality.

(a) Notwithstanding any other provision herein, if (i) the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority after the date of this Credit Agreement shall make it unlawful for any Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans denominated in Dollars or in any Foreign Currency as contemplated by this Credit Agreement, or (ii) there shall have occurred any change after the date of this Credit Agreement in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the Borrowers, as contemplated by this Credit Agreement (any such affected LIBOR Rate Loans or Foreign Currency Loans, the “Affected Loans”), then such Lender shall be an “Affected Lender” and by written notice to the Company and to the Administrative Agent:

(i) may declare that Affected Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for an Affected Loan shall, as to such Lender only (A) if such Affected Loan is not a Foreign Currency Loan, be deemed a request for an Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration by the Affected Lender shall be subsequently withdrawn and (B) if such Affected Loan is a Foreign Currency Loan, be made as an Alternate Base Rate denominated in Dollars, unless such declaration by the Affected Lender shall be subsequently withdrawn; and

(ii) may require that all outstanding Affected Loans, as the case may be, made by it be (A) if such Affected Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such Affected Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in subsection (b) below or (B) if such Affected Loans are Foreign Currency Loans, converted to Alternate Base Rate Loans denominated in Dollars, in which event all such Affected Loans shall be converted to Alternate Base Rate Loans denominated in Dollars as of the effective date of such notice as provided in subsection (b) below; provided that the applicable Borrower shall be liable for any currency exchange loss related to such conversion.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Affected Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Affected Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Affected Loans.

(b) For purposes of this Section 2.15, a notice to the Company by any Lender shall be effective as to each such Affected Loan, if lawful, on the last day of the Interest Period currently applicable to such Affected Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

Section 2.16 Requirements of Law.

(a) If any Change in Law shall:

(i) subject such Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) whatsoever with respect to any Letter of Credit or any application relating thereto, any Loan made by it, any Commitment or any other obligation, or any of its deposits, reserves, other liabilities or capital attributable thereto, in each case, that is attributable to any of the foregoing,

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate or Adjusted LIBO Rate) or any Issuing Lender; or

(iii) impose on such Recipient or on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or the Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.17 Indemnity.

Each of the Borrowers hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by such Borrower in accepting a borrowing after such Borrower has given a notice in accordance with the terms hereof, (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by such Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Company (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Credit Agreement and payment of the Credit Party Obligations; provided, that any claim by a Lender for indemnification under this Section 2.17 shall be made no later than 90 days after such Lender becomes aware of such loss or expense.

Section 2.18 Taxes.

(a) All payments made by the Credit Parties hereunder or under any Note shall be, except as provided herein, made free and clear of, and without deduction or withholding for, any Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount of any such Taxes to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made. The applicable Credit Party will furnish to the Administrative Agent as soon as practicable after the date of payment of any Taxes by an applicable Credit Party to a Governmental Authority certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by such Credit Party. The applicable Credit Parties agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) so levied or imposed and paid by such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that in no event shall a Foreign Borrower or Foreign Guarantor be jointly and severally liable for the obligations hereunder of any US Credit Party. A reasonably detailed certificate as to the amount of such payment or liability delivered to the applicable Credit Party or Credit Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent is, in respect of any payment in respect of the Loans, required to withhold or deduct any amount for or on account of any Taxes, the Lender shall give written notice of that fact to the Administrative Agent as soon as the Lender becomes aware of the requirement to make the withholding or deduction and shall give to the Administrative Agent such information as the Administrative Agent shall require to enable it to assess and comply with the requirement. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(b)(i), (iii) and (iv), shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) Each Foreign Lender agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of (a) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (if such Lender is claiming the benefits of an income tax treaty to which the United States is a party) establishing an exemption from, or reduction of, U.S. federal withholding Tax, (b) IRS Form W-8ECI, (c) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, and a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, and/or other certification documents from each beneficial owner, as applicable;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iii) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor forms) certifying such Lender is exempt from United States backup withholding tax.

(iv) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Without limiting the foregoing, each Lender agrees to provide to the Administrative Agent, and consents to the collection and processing by the Administrative Agent of, any authorisations, waivers, forms, documentation and other information, relating to its status (or the status of its direct or indirect owners or holders of any Notes) or otherwise required to be reported, under FATCA (the “FATCA Information”).  Each Lender further consents to the disclosure, transfer and reporting of such FATCA Information to any relevant government or taxing authority, any Affiliate the Administrative Agent, any sub-contractors, agents, service providers or associates of the Administrative Agent and its Affiliates, and any person making payments to the Administrative Agent or an Affiliate of the Administrative Agent, including transfers to jurisdictions which do not have strict data protection or similar laws, to the extent that the Administrative Agent reasonably determines that such disclosure, transfer or reporting is necessary or warranted to facilitate compliance with FATCA.  Each Lender agrees to inform the Administrative Agent promptly, and in any event, within 30 days in writing if there are any changes to the FATCA Information supplied to the Administrative Agent from time to time. Each Lender warrants that each person whose FATCA Information it provides (or has provided) to the Administrative Agent has been notified of and agreed to, and has been given such other information as may be necessary to permit, the collection, processing, disclosure, transfer and reporting of their information as set out in this paragraph. In addition, each Lender hereby covenants with the Administrative Agent that following the receipt of a request from the Administrative Agent for a determination as to the source and character for U.S. federal income tax purposes of any payment to be made by it pursuant to this Agreement, any Note, or under any of the Security Documents to enable the Administrative Agent to determine whether or not it is obliged, in respect of any payments to be made by it hereunder or under any Security Document or in respect of any Note, to make any withholding under FATCA, to use reasonable efforts to make such determination and to notify the Administrative Agent the outcome of such determination. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(vi) The Administrative Agent shall be entitled to deduct withholding as required under FATCA and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA withholding.

In addition, each Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification expires or has become obsolete or inaccurate in any material respect.

(c) If any Lender requests compensation under Section 2.16, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.18, then such a Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or this 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments or additional amounts made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.2, the applicable Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit on behalf such Borrower or one of its Subsidiaries or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit issued on behalf of such Borrower or one of its Subsidiaries as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for payment to the beneficiary of a Letter of Credit on a drawing by a beneficiary that substantially (but not strictly) complies with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d) Except as provided in subsection (e) below, nothing in this Section 2.19 is intended to limit the Reimbursement Obligation of the Company contained in Section 2.2(d) hereof. The obligations of the Credit Parties under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19 the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

Section 2.20 Replacement of Lenders.

If any Lender has given notice under Section 2.15 or requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(c), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or Section 2.18) and obligations under this Agreement and the related Credit Documents to an assignee eligible to become an assignee pursuant to Section 9.6 that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.21 Obligations of Borrowers.

Notwithstanding anything in this Credit Agreement or in the other Credit Documents to the contrary (including, without limitation, Section 2.7, Section 2.12, Article X and, except as set forth below in this paragraph, Article XI), the parties hereto acknowledge and agree that (a) each of the Borrowers, in its capacity as a Borrower hereunder, is not jointly and severally liable for the Credit Party Obligations of the other Borrower; provided that it is acknowledged and agreed that (i) the Company has guaranteed the Credit Party Obligations of the Foreign Borrowers pursuant to Article XI and that the Foreign Borrowers have not guaranteed the Credit Party Obligations of the Company and (ii) to the extent provided in, and subject to the terms and conditions of, Section 11.10, each Foreign Borrower is jointly and severally liable for the Credit Party Obligations of each other Foreign Borrower, and (b) neither the Foreign Borrowers nor any other Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by any Foreign Borrower or any other Foreign Credit Party be applied to, any Credit Party Obligations of the Company and the US Guarantors.

Section 2.22 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; THIRD, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender; FOURTH, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; FIFTH, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement; SIXTH, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; SEVENTH, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and EIGHTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender, until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive a Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral.

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions is satisfied at such time) provided that, on any date thereafter during such period, to the extent that such conditions set forth in Section 4.2 are satisfied, such reallocation shall occur at such later date, and (y) such reallocation does not cause the sum of the aggregate principal Dollar Amount of such Non-Defaulting Lender’s outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s Revolving Commitment Percentage of LOC Obligations to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lender’s Fronting Exposure.

(vi) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to clause (vii) below. If at any time the Administrative Agent determines that such cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such cash collateral is less than the amount under clause (iv) above, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(vii) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LOC Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(viii) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess cash collateral; provided that, subject to this Section 2.22, the Person providing cash collateral and each Issuing Lender may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided further that to the extent that such cash collateral was provided by the Company, such cash collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

Company Financial Statements. The Company has delivered to the Administrative Agent and the Lenders (a) balance sheets and the related statements of income and of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2013, audited by a nationally recognized independent accounting firm, (b) company-prepared unaudited monthly balance sheets and the related statements of income and cash flows of the Company and its Subsidiaries as of, and for the period ending September 30, 2014, (c) a company-prepared pro forma balance sheet of the Company and its Subsidiaries as of September 30, 2014, giving effect to the making of the Loans on the Closing Date and the consummation of the CLS Acquisition and (d) three-year projected financial statements (including balance sheets and statements of income and cash flow) of the Company and its Subsidiaries (including CLS and its Subsidiaries) prepared on an annual basis, all in form and substance satisfactory to the Administrative Agent and certified by the chief financial officer of the Company that (i) with respect to the audited and unaudited financial statements, they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated, (ii) with respect to the audited and unaudited financial statements, they fairly present the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and (ii) with respect to the pro forma balance sheet and the projections, were prepared in good faith based upon reasonable assumptions.

Section 3.2 No Change.

Since December 31, 2013, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent applicable under such laws), (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing (to the extent applicable) under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction, (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties and the CLS Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3. The execution, delivery and performance by the Credit Parties of this Agreement, the other Credit Documents and the CLS Acquisition Agreement and the consummation of the transactions contemplated thereby does not (i) conflict with the Certificate of Incorporation, by-laws or other governing corporate or entity documents of any applicable Credit Party or (ii) any material applicable law, regulation, court order or other order or requirement of any Governmental Authority applicable to any Credit Party.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those that have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any material Requirement of Law or any material Contractual Obligation of any Credit Party or CLS Parties (after giving effect to the CLS Acquisition) (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No Credit Party is in default under or with respect to any of its Contractual Obligations to the extent such default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U. The Credit Parties and their Subsidiaries shall not engage in any activities, including the purchase of Margin Stock, which would result in a violation of Regulation U. If the Company owns Margin Stock at any time, it will nevertheless comply with this Section 3.8.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

Except for matters that could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor does the Credit Parties and their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.11 Purpose of Loans.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (a) for the CLS Acquisition, (b) for other Permitted Acquisitions, (c) to refinance certain existing Indebtedness of the Credit Parties, (d) to pay any fees and expenses in connection with the Credit Agreement, (e) to repurchase Capital Stock of the Company to the extent permitted by Section 6.10 and (e) to provide for the working capital and general corporate or limited liability company requirements of the Borrowers and their Subsidiaries (including capital expenditures). Without limiting the preceding sentence, the proceeds of the Term Loans and of the Revolving Loans made on the Closing Date shall be used solely for the purposes identified in clauses (a), (c) and (d) of the preceding sentence.

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list in all material respects, as of the Closing Date or the date Schedule 3.12 was last updated in accordance with the terms of Section 5.2(b), as applicable, of all Subsidiaries of the Credit Parties (and CLS and Tuscany after giving effect to the CLS Acquisition). Information on the attached Schedule includes the following: (a) the number of shares of each class of Capital Stock or other equity interests outstanding of all Subsidiaries of the Credit Parties (including without limitation CLS and Tuscany after giving effect to the CLS Acquisition); (b) the number and percentage of outstanding shares of each class of Capital Stock owned by the Company or any of its Subsidiaries (including without limitation CLS and Tuscany after giving effect to the CLS Acquisition); and (c) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights of all Subsidiaries of the Credit Parties (including without limitation CLS and Tuscany after giving effect to the CLS Acquisition). The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). The Company may update Schedule 3.12 from time to time by providing a replacement Schedule 3.12 to the Administrative Agent.

Section 3.13 Ownership.

Each of the Credit Parties and its Subsidiaries (including without limitation the CLS Parties at such time as they become Subsidiaries) has good and marketable title to all of its material assets, or if any material Property is leased by such Credit Party or any of its Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition), such Person has a valid leasehold interest enforceable against the lessor of such material Property in accordance with the terms of such lease, and none of such material assets is subject to any Lien other than Permitted Liens.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) have no Indebtedness.

Section 3.15 Taxes.

Each of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties and their Subsidiaries is aware as of the Closing Date of any proposed material tax fine or penalty against it or any of its Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition).

Section 3.16 Intellectual Property.

Each of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know how and processes necessary for each of them to conduct its business as currently conducted in all material respects. Set forth on Schedule 3.16 is a list, as of the Closing Date or the date Schedule 3.16 was last updated in accordance with the terms of Section 5.2(b), as applicable, of all registered Intellectual Property owned by each of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) or with respect to which a Credit Party or any of its Subsidiaries (including without limitation the CLS Parties) has been granted a license. Except as provided on Schedule 3.16, as of the Closing Date or the date Schedule 3.16 was last updated in accordance with the terms of Section 5.2(b), as applicable, no claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such material claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries (including without limitation the CLS Parties) does not infringe on the rights of any Person to the extent that such use could reasonably be expected to have a Material Adverse Effect.

Section 3.17 Solvency.

The fair saleable value of the assets of the Company and of the Company and its Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) taken as a whole, measured on a going concern basis, exceeds all probable liabilities of the Company and the Company and its Subsidiaries taken as a whole, including, on a pro forma basis, the borrowing of the Loans to be borrowed on the Closing Date, the closing of the CLS Acquisition, and any other transactions to be incurred pursuant to this Credit Agreement. Each of the Company, each Foreign Borrower and each Guarantor (a) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has not incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due. The Credit Parties taken as a whole (including without limitation the CLS Parties after giving effect to the CLS Acquisition) (i) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (ii) have not incurred, or believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due. In executing the Credit Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18 Investments.

All Investments of each of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties) are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of all Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, and state or country where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including state or country where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office and the principal place of business of each of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) as of the Closing Date.

Section 3.20 No Burdensome Restrictions.

None of the Credit Parties and their Subsidiaries, and none of the CLS Parties, is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Brokers’ Fees.

None of the Credit Parties and their Subsidiaries, and none of the CLS Parties, has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents and the CLS Acquisition Agreement other than (i) the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letter and (ii) investment banking fees payable in connection with the CLS Acquisition.

Section 3.22 Labor Matters.

Except as set forth on Schedule 3.22 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) as of the Closing Date or the date Schedule 3.22 was last updated in accordance with the terms of Section 5.2(b), as applicable. None of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage which, in either case, could reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.22, no material unfair labor practice complaint is pending against any Credit Party as of the Closing Date or the date Schedule 3.22 was last updated in accordance with the terms of Section 5.2(b), as applicable.

Section 3.23 Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents or in Schedule 3.23, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) over those items of Collateral in which a security interest is perfected through Control and (c) with respect to the Foreign Pledge Documents, providing such notifications and making such filings and registrations as are required under applicable law) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.24 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries (including without limitation by the CLS Parties after the CLS Acquisition) to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. As of the Closing Date, there is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries or the financial statements of the CLS Parties furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party or any CLS Party to the Administrative Agent and the Lenders.

Section 3.25 Material Contracts.

As of the Closing Date, after giving effect to the refinancing of the Existing Credit Agreement, the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) are not party to any Material Contract other than the CLS Acquisition Agreement and the agreements set forth on Schedule 3.25. The Company may update Schedule 3.25 from time to time by providing a replacement Schedule 3.25 to the Administrative Agent.

Section 3.26 Insurance.

The present insurance coverage of the Credit Parties and their Subsidiaries (including without limitation the CLS Parties after giving effect to the CLS Acquisition) is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26 and such insurance coverage complies the requirements set forth in Section 5.5(b).

Section 3.27 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries nor any of the CLS Parties is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries nor any of the CLS Parties is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties and none of the CLS Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Compliance with OFAC Rules and Regulations; FCPA.

(a) None of the Credit Parties, nor or any of their respective Subsidiaries nor CLS (after giving effect to the CLS Acquisition) or, to the knowledge of the Borrowers, any director, officer, employee, or Affiliate of any of the Credit Parties, any of the CLS Parties (after giving effect to the CLS Acquisition) or any of their respective Subsidiaries (in the case of CLS, after giving effect to the CLS Acquisition), is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, Iran, North Korea, Sudan and Syria.

(b) None of the Credit Parties, nor any of their respective Subsidiaries or, to the knowledge of the Borrowers, any director, officer, employee, Affiliate or other Person acting on behalf of any of the Borrowers, any of the CLS Parties (after giving effect to the CLS Acquisition) or any of their respective Subsidiaries (in the case of CLS, after giving effect to the CLS Acquisition), is aware or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law or anti-corruption law, including, but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Credit Parties and their respective Subsidiaries and, to the knowledge of the Borrower, its Affiliates, and the CLS Parties (after giving effect to the CLS Acquisition) have conducted their businesses in material compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations (including other applicable anti-corruption laws) and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

Section 3.29 Directors; Capitalization.

Set forth on Schedule 3.29 is a list of the directors of the Company’s board of directors as of the Closing Date. As of the dates set forth on Schedule 3.29, the capitalization of the Company was as set forth on Schedule 3.29. The Company is not aware of any changes in capitalization since the dates reported on Schedule 3.29 that constitute a Change of Control.

ARTICLE IV.
CLOSING CONDITIONS

Section 4.1 Conditions to Closing Date and Term Loans and Initial Revolving Loans.

The obligation of each Lender to make the Term Loans and the Initial Revolving Loans on the Closing Date is subject solely to the satisfaction of the following conditions precedent:

(a) Credit Documents. Each of the Credit Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance substantially consistent with the terms set forth in the Commitment Letter and reasonably satisfactory to the Administrative Agent. The Administrative Agent (or its counsel) shall have received (including by telecopy or electronic transmission) a fully executed copy of each such Credit Document.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation. (A) Copies of the articles of incorporation or other charter documents (or the foreign equivalent, if any), as applicable, of each Credit Party certified (I) by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s or director’s certificate in substantially the form of Schedule 4.1(b) attached hereto), as of the Closing Date to be true and correct and in force and effect as of such date, and (II) to be true and complete as of a recent date by the appropriate Governmental Authority of the state or country of its incorporation or organization, as applicable; and (B) a copy of certified articles of association and a copy of a certified excerpt from the register of commerce with respect to CLS (each not older than 10 Business Days).

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body and, to the extent applicable, the general meeting of shareholders of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s or director’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws or comparable operating agreement (or the foreign equivalent, if any) of each Credit Party certified by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s or director’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party (to the extent applicable under the laws of its jurisdiction of organization) certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of organization and each other state or country in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such state or country.

(v) Incumbency. An incumbency certificate (or the foreign equivalent) of each Credit Party certified by a secretary, assistant secretary or authorized board member(s) (pursuant to a secretary’s or director’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) CLS Acquisition.

(i) The Administrative Agent shall be reasonably satisfied that the CLS Acquisition has been or will be consummated within five (5) Business Days after the funding of the Term Loans and the Initial Revolving Loans (and no later than January 9, 2015) pursuant to the terms of the CLS Acquisition Agreement and related documentation governing the terms of the CLS Acquisition without waiver of any such terms or conditions (except with the prior written consent of the Administrative Agent);

(ii) Receipt of all material consents and approvals and the making of all filings and registrations required by Swiss, U.S. federal, state or local governmental authority to the extent required by the CLS Acquisition Agreement, and

(iii) The CLS Acquisition Reps (as defined below) shall be true and correct in all material respects (or, if any such representations and warranties are already qualified by concepts of materiality, in all respects) as of the Closing Date, but only to the extent required under Section 4.1(d).

(d) CLS Acquisition Reps; Specified Representations. The only representations the accuracy of which shall be a condition to availability of the Loans on the Closing Date shall be (i) such of the representations made by or on behalf of the CLS Sellers in relation to CLS in the CLS Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrowers have the right to terminate their (or their Affiliates’) obligations under the CLS Acquisition Agreement or decline to consummate the CLS Acquisition as a result of a breach of such representations in the CLS Acquisition Agreement (the “CLS Acquisition Reps”) and (ii) the Specified Representations. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and the US Guarantors set forth in Sections 3.3 (clauses (a) and (b) and the final sentence thereof only), 3.4, 3.7, 3.8, 3.11, 3.17 (the first sentence only), 3.23 (subject to Section 5.12(c)), 3.27 and 3.28.

(e) Events of Default. There will not have occurred and be continuing any Event of Default under Sections 7.1(e), of the Existing Credit Agreement, or any Event of Default on account of the illegality of the execution and delivery of the CLS Acquisition Agreement and the consummation of the CLS Acquisition and the Loans to be extended pursuant to this Agreement.

(f) Legal Opinions of Counsel. The Administrative Agent shall have received (i) a signed opinion of Wilmer Cutler Pickering Hale and Dorr LLP, U.S. counsel to the Credit Parties (which shall include, without limitation, opinions with respect to the due organization and valid existence of each US Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the US Pledge Agreement and the Security Agreement and opinions as to the non-contravention of the US Credit Parties’ organizational documents, (ii) a signed opinion of AMMC Law S.A., Luxembourg counsel to Lionbridge Luxembourg S.à.r.l. (which shall include, without limitation, opinions with respect to the due organization and valid existence of Lionbridge Luxembourg S.à.r.l., opinions as to the non-contravention of Lionbridge Luxembourg S.à.r.l.’s organizational documents), and (iii) a signed opinion of A&L Goodbody, Irish counsel to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of the Foreign Borrowers, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Charge on Shares of Lionbridge International, the Charge on Shares of Lionbridge International Finance Limited Foreign Pledge Agreements and related Foreign Pledge Documents and opinions as to the non-contravention of the Foreign Borrowers organizational documents). Each opinion delivered pursuant to this Section 4.1(f) shall be addressed to the Administrative Agent and the Lenders and be in form and substance acceptable to the Administrative Agent.

(g) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of Uniform Commercial Code filings (or the foreign equivalent) in the jurisdiction of the chief executive office of each Credit Party to the extent requested by the Administrative Agent, their respective U.S. Subsidiaries and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements (or their equivalents under applicable law) on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements (or foreign equivalent) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(iv) subject in each case to Section 5.12(c), (A) with respect to the stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreements, duly executed in blank undated stock or transfer powers, and (B) confirmation by the parties to the Security Agreement that it continues to secure the Credit Party Obligations; and

(v) duly executed consents of the Credit Parties as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(h) The Company shall have delivered to the Administrative Agent and the Lenders the most recent financial statements of CLS and its Subsidiaries as are required to be delivered by CLS and available to the Company pursuant to the CLS Acquisition Agreement, and there shall not have occurred, or be reasonably expected to occur, a “Material Adverse Effect,” as defined in the CLS Acquisition Agreement (to the extent such Material Adverse Effect shall provide the Borrowers with the right to terminate the CLS Acquisition Agreement or decline to consummate the CLS Acquisition).

(i) Projections. The Administrative Agent shall have received projections covering the Company and its Subsidiaries on a consolidated basis for the period through December 31, 2017, including pro forma projections including the CLS Parties for such period.

(j) Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Company as of the Closing Date stating that immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder) and the other Credit Documents and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (1) that contain a materiality qualification are true and correct and (2) that do not contain a materiality qualification are true and correct in all material respects; provided, however, that if any Defaults or Events of Default exist, or if any representation or warranty is not true and correct as specified in (1) or (2) above, the certificate delivered pursuant to this paragraph shall specify such Defaults and Events of Default or failure of such representation and warranty to be true and correct, and the existence of such Defaults and/or Events of Default, or failure of a representation and warranty to be so true and correct, shall not be deemed a failure of a condition to the extension of the Loans to be extended on the Closing Date hereunder, so long as none of such Defaults or Events of Default, or breaches of a representation and warranty other than the Specified Representations, constitute a breach of Sections 4.1(d) or (e), and provided further that the existence of any such Default or Event of Default or breach of a representation and warranty shall cause the Borrowers to fail to be in compliance with Section 4.2(b) with respect to any Loans requested after such initial Closing Date Loans

(k) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(l) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(m) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Company as to the financial condition, solvency and related matters of each Credit Party and each CLS Party and their respective Subsidiaries, in each case after giving effect to the CLS Acquisition and the initial Extensions of Credit under the Credit Documents, which certifies to the representations in Section 3.17.

(n) Consents. To the extent required to satisfy the closing conditions specified in Sections 4.1(a), (c), (d) and (e), the Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with this Credit Agreement and the other Credit Documents and the financings and other transactions contemplated hereby have been obtained.

(o) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Sections 3.1(a), clauses (a) and (b) thereof, each in form and substance satisfactory to it.

(p) Indebtedness. After giving effect to the Commitments hereunder, the initial Loans hereunder and the closing of the CLS Acquisition, the Borrowers and their Subsidiaries (including the CLS Parties acquired in the CLS Acquisition assuming the closing of the CLS Acquisition) shall have outstanding no Indebtedness other than (a) the Loans and other extensions of credit under this Agreement and (b) any other Indebtedness permitted under Section 6.1 of this Agreement.

(q) Fees and Expenses. The Administrative Agent, Arranger and Lenders shall have received all fees required to be paid in the Fee Letter and the Commitment Letter, and all expenses (including legal fees and expenses) for which invoices have been presented.

(r) Patriot Act Certificate; Know Your Customer Requirements. The Administrative Agent and the Arranger shall have received, for benefit of itself and the Lenders, all documentation and other information as is reasonably requested by the Administrative Agent and the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by any Lender at least ten (10) Business Days prior to the Closing Date, including, without limitation, the identity of the Company, the other Credit Parties and the CLS Parties, the name and address of the Company, the other Credit Parties and the CLS Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each such entity in accordance with the Patriot Act and such other applicable laws and regulations.

Section 4.2 Conditions to All Extensions of Credit after the Closing Date.

The obligation of each Lender to make any Extension of Credit hereunder after the Closing Date is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent such representations and warranties were expressly made only as of a specific date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement. The funding of the initial Extensions of Credit made on the Closing Date shall not, for purposes of this Section 4.2(b), be deemed a waiver of any Default or Event of Default that was in existence on such date or after giving effect to such Extensions of Credit.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.2 shall have been satisfied.

(f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.3 shall have been satisfied.

(g) Additional Conditions to Increase of Facility. If an Increase of the Revolving Commitment is requested, all conditions set forth in Section 2.4 shall have been satisfied.

Each request for an Extension of Credit made after the Closing Date and each acceptance by the Company of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V.
AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-K for any fiscal year of the Company and (ii) ninety (90) days after the end of each fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such year, which in the case of the consolidated statements shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification, and which shall include pro forma unaudited consolidated financial statements consolidating the CLS Parties for all applicable periods following the CLS Acquisition when not included within the audited consolidated financial statements;

(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Company and (ii) forty-five (45) days after the end of each fiscal quarter of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such period and related consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year end audit adjustments), and which shall include pro forma unaudited consolidated financial statements consolidating the CLS Parties for all applicable periods (following the CLS Acquisition, and excluding comparative figures with respect to prior periods) to the extent not included within the consolidated financial statements described in this paragraph; and

(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within 15 days prior to the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Company and its Subsidiaries (including the CLS Parties) for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Reports and documents required to be delivered to the Lenders pursuant to Sections 5.1 and 5.2 shall be deemed delivered upon the delivery of such reports and documents electronically to the Administrative Agent in a format that will allow such reports and documents to be posted to Intralinks or other electronic medium accessible to the Lenders and reasonably acceptable to the Administrative Agent, or, in the case of materials filed and reasonably accessible to the Lenders and the Administrative Agent with the SEC, upon notice to the Administrative Agent of such filing; provided, that if any Lender shall request a printed copy of any such report or document, the Company shall promptly provide such printed copies to such Lender.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(b) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 if the Company or any other Credit Party has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 was last updated, as applicable, (ii) an updated copy of Schedule 3.16 if the Company or any other Credit Party has registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since Schedule 3.16 was last updated, as applicable, (iii) an updated copy of Schedule 3.22 if the Company or any other Credit Party has entered into any new collective bargaining agreement or Multiemployer Plan or if any new unfair labor practice complaint has been filed against the Company or any other Credit Party since Schedule 3.22 was last updated and (iv) an updated copy of Schedule 3.25 if any new Material Contract has been entered into since the Closing Date or since Schedule 3.25 was last updated, as applicable, together with a copy of each new Material Contract;

(c) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request; and

(d) promptly notify the Administrative Agent if it becomes aware of the occurrence of any Default or Event of Default.

Section 5.3 Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) its material taxes (Federal, state, local and any other taxes) that, if unpaid, would result in Liens on the Collateral prior in rank to the Liens of the Administrative Agent and (b) any material additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except, in each case, when the amount or validity of any such taxes is currently being contested in good faith by appropriate proceedings, reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and no foreclosure action has been commenced by a Governmental Authority with respect thereto.

Section 5.4 Conduct of Business and Maintenance of Existence.

(a) Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence; (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; (c) comply in all material respects with all Contractual Obligations; and (d) comply with all Requirements of Law applicable to it, except, in the case of clauses (b), (c) and (d) above, to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance, as applicable, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26; and

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be required to pay the fees and expenses of the Administrative Agent and any Lender for one such inspection by such Person in any fiscal year.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, (i) any default or event of default by the Company or any of its Subsidiaries under any Material Contract and (ii) any material default or material event of default by a third party under any Material Contract;

(c) promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000, (ii) affecting or with respect to this Credit Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g) promptly, any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws; and

(h) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9 Financial Covenants.

Comply with the following financial covenants:

(a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending, shall be less than or equal to (i) for each of the eight consecutive fiscal quarters commencing with the quarter ending March 31, 2015, 3.25 to 1.0, and (ii) for each fiscal quarter thereafter, 3.00 to 1.0.

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending, shall be greater than or equal to (i) for each of the eight consecutive fiscal quarters commencing with the quarter ending March 31, 2015, 1.05 to 1.0, and (ii) for each fiscal quarter thereafter, 1.25 to 1.0.

The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section 5.9, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any asset disposition permitted by Section 6.4(a)(vi), (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Property disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders and (B) Indebtedness that is repaid with the proceeds of such asset disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 5.10 Additional Subsidiary Guarantors.

If at any time (i) any Domestic Subsidiary which is not a US Guarantor (each an “Excluded US Subsidiary”) shall individually generate more than two and one-half percent (2.5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter on a pro forma basis or (ii) all Excluded US Subsidiaries shall, collectively, generate more than five percent (5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter on a pro forma basis, then in either case the Credit Parties will (A) within 30 days thereafter (or such extended period of time as agreed to by the Administrative Agent) (1) cause one or more Excluded US Subsidiaries to become a US Guarantor by execution of a Joinder Agreement, such that immediately after its (or their) joinder as a US Guarantor, the remaining Excluded US Subsidiaries shall not, individually or collectively, exceed the threshold requirements set forth in clauses (i) and (ii) above, and (2) deliver with each Joinder Agreement substantially the same documentation required pursuant to Sections 4.1(b)-(e) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request. The Credit Party Obligations of the Company shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new US Guarantor and a pledge of 100% of the Capital Stock of such new US Guarantor and its Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries.

Section 5.11 Compliance with Law.

Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.12 Pledged Assets.

(a) Except to the extent permitted to be accomplished after the Closing Date pursuant to Section 5.12(c), cause each Credit Party’s Collateral (other than real property) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent (subject in each case to Permitted Liens) pursuant to the terms and conditions of the Security Documents or such other security documents (including foreign security documents) as the Administrative Agent shall reasonably request.

(b) From and after the Closing Date, in the event that (i) any US Credit Party acquires a fee interest in real property or (ii) at the time any Person becomes a US Credit Party, such Person owns or holds a fee interest in real property, the Company will promptly notify the Administrative Agent of that fact and the applicable US Credit Party shall deliver to the Administrative Agent with respect to any such real property located in the United States, within 45 days after such acquisition or the time such Person becomes a US Credit Party (or such longer period of time as may be agreed to by the Administrative Agent), a Mortgage Instrument, title report, Mortgage Policy, flood hazard determination and such other documentation as the Administrative Agent may require (including, without limitation, a flood insurance policy, survey, environmental report, appraisal and zoning letter), each in form and substance reasonably satisfactory to the Administrative Agent.

(c) With respect to all Collateral listed on Schedule 3.23, to the extent any such required Collateral is not or cannot be provided on the Closing Date, or the Lien thereon cannot be perfected or otherwise made a first priority Lien on the Closing Date in favor of the Administrative Agent for the benefit of the Lenders, the Borrowers shall provide to the Administrative Agent within forty-five (45) days of the Closing Date (or such longer period as the Administrative Agent may agree), the documents required, and shall take the other actions, if any, required, to provide to the Administrative Agent for the benefit of the Lenders a perfected or other good, first priority Lien on all such items that are required to be Collateral hereunder and under the Security Documents; provided, however, that notwithstanding the foregoing, the Borrowers and US Guarantors shall provide to the Administrative Agent on or before the Closing Date a pledge of Collateral with respect to which a security interest may be granted and perfected (if perfection is applicable) by means of (x) filing UCC financing statements or other similar filings, if applicable, and (y) delivery of stock certificates, equity certificates (or equivalent) and other certificated securities (to the extent they are available on the Closing Date and, if not, then promptly thereafter), and provided further that the Borrowers shall provide to the Administrative Agent the Collateral described in Section 5.15(b) within the timeframe specified therein.

Section 5.13 Covenants Regarding Patents, Trademarks and Copyrights.

(a) Notify the Administrative Agent quarterly if it knows that any application, letters patent or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties material to the business of such Credit Party will become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s ownership of any Patent or Trademark material to the business of such Credit Party, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License material to the business of such Credit Party.

(b) Notify the Administrative Agent quarterly after it knows of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License of the Credit Parties material to the business of such Credit Party, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

(c) (i) Notify the Administrative Agent quarterly of any filing by any Credit Party, either itself or through any agent, employee, licensee or designee, of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(ii) Concurrently with the delivery of quarterly and annual financial statements of the Company pursuant to Section 5.1 hereof, provide the Administrative Agent and its counsel a complete and correct list of all Intellectual Property owned by or licensed to the Credit Parties that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Administration Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.

(iii) Upon the reasonable request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii) to the extent owned or licensed by US Credit Parties, including, without limitation, the goodwill of the Company, relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

(d) Take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Company or any other Credit Party necessary and material to the business of such Person, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

(e) In the event that any Credit Party becomes aware that any Intellectual Property material to its business is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and shall promptly take such actions as such Credit Party, shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 5.14 Deposit Accounts.

The US Credit Parties’ main operating cash accounts shall be maintained at HSBC or as otherwise designated by HSBC, provided that, in each case, HSBC offers pricing, operational capabilities and other terms competitive with other potential providers. Upon the occurrence and during the continuance of an Event of Default, deliver Deposit Account Control Agreements satisfactory to the Administrative Agent with respect to each deposit account of the US Credit Parties, to the extent such Deposit Account Control Agreements may be obtained using commercially reasonable efforts; provided, if any Deposit Account Control Agreement is not so obtained, the US Credit Parties will take such action with respect to the applicable deposit account as the Administrative Agent may reasonably request.

Section 5.15 Further Assurances.

(a) Generally. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(b) Pledge of Shares of Tuscany and CLS. The Borrowers and the Foreign Borrowers shall, within twenty (20) Business Days following the closing of the CLS Acquisition (or such longer period as the Administrative Agent may agree), provide to the Administrative Agent the documents necessary to provide the Administrative Agent with a pledge of 100% of the shares of Tuscany and approximately 30% of the shares of CLS.

(c) Future Assurances regarding CLS. The Administrative Agent and the Lenders shall have the right to require after the Closing Date, subject to the Borrowers’ consent which shall not be unreasonably withheld or delayed, guaranties by CLS of the obligations of LII and LIFL as Foreign Borrowers, and a pledge or grant of security interests in the assets of CLS with respect to the obligations of LII and LIFL as Foreign Borrowers; provided, however, that such guaranties, pledges and granting of security interests in CLS assets may be limited (i) to the extent they are prohibited or restricted by applicable law or (ii) would result in material adverse tax or accounting consequences to the Borrowers or (iii) would result in a material burden that would exceed the benefit to the Lenders that would be conferred thereby, and provided, however, that the Borrowers shall not be deemed to have unreasonably withheld consent to the requested guaranty, pledge or grant of security interest to the extent that the requested guaranty, pledge or grant of a security interest would result in the negative consequences set forth in any of the foregoing clauses (i), (ii) or (iii).

(d) Liability, Casualty, Property and Business Interruption Insurance. Within ten (10) Business Days following the Closing Date, the Company shall deliver to the Administrative Agent certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents and, upon request of the Administrative Agent, copies of insurance policies and endorsements evidencing that such insurance complies with the requirements of this paragraph. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

ARTICLE VI.
NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1 Indebtedness.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(d) Indebtedness and obligations owing under (i) pooling agreements and cash management agreements to the extent maintained with a Lender or an Affiliate of a Lender, and (ii) Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(e) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(f) unsecured intercompany Indebtedness owed by Credit Parties (other than Foreign Credit Parties) and their Domestic Subsidiaries to Subsidiaries of the Company;

(g) unsecured intercompany Indebtedness owed by Foreign Subsidiaries to Foreign Subsidiaries;

(h) Indebtedness from Foreign Subsidiaries to US Credit Parties arising as a result of the restructuring of existing Acquisition related intercompany balances;

(i) so long as no Default or Event of Default then exists or would exist after giving effect to the incurrence of such Indebtedness, (i) unsecured intercompany Indebtedness owed by Foreign Subsidiaries to US Credit Parties in accordance with the historical practices of the US Credit Parties and in the ordinary course of business and (ii) other unsecured intercompany Indebtedness owed by Foreign Subsidiaries to US Credit Parties in an aggregate amount, with respect to all Foreign Subsidiaries, not to exceed (in the case of clause (ii)), when combined (without duplication) with any outstanding Investments made pursuant to clause (i)(y) of the definition of Permitted Investments, $10,000,000 at any time outstanding;

(j) Indebtedness owed by Foreign Subsidiaries (other than Foreign Credit Parties) to entities other than Credit Parties and their Subsidiaries in an aggregate amount, with respect to all Foreign Subsidiaries (other than Foreign Credit Parties), not to exceed $10,000,000 at any time outstanding;

(k) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(l) transactions permitted pursuant to Sections 6.4, 6.5 and 9.21 to the extent not already permitted pursuant to this Section 6.1;

(m) other Indebtedness of the Credit Parties and their Subsidiaries which does not exceed (i) $11,000,000 in the aggregate at any time outstanding on or before January 31, 2015, and (ii) $5,000,000 in the aggregate at any time outstanding thereafter; and

(n) Guaranty Obligations in respect of Indebtedness of a Foreign Subsidiary that is not a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1, provided that the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, nor will they permit any of the CLS Parties after the CLS Acquisition to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for (i) in the case of the Credit Parties only, Permitted Liens, and (ii) in the case of any Subsidiaries of the Company that are not Credit Parties, such Liens described in clause (a) and clauses (c)-(n) of “Permitted Liens”.

Section 6.3 Nature of Business.

The Credit Parties will not, nor will they permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries are engaged in would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged in on the Closing Date.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Corporate Investment Policy Investments and Corporate Investment Policy Investments into cash;

(ii) Recovery Events;

(iii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv) the sale, lease, transfer or other disposition of property or assets (at fair value) (A) between US Credit Parties, (B) between Foreign Credit Parties and (C) between Foreign Subsidiaries (other than Foreign Credit Parties); provided that in no event shall a Credit Party sell, transfer or otherwise dispose of any Intellectual Property to a Person that is not a Credit Party, except that the Foreign Borrowers may license such Intellectual Property in the ordinary course of business, without the prior written consent of the Administrative Agent;

(v) the dissolution or winding up of any Subsidiary of the Company that is not a Credit Party; provided, that the assets of any such Subsidiary shall be transferred to another Subsidiary of the Company;

(vi) [Intentionally Omitted]

(vii) [Intentionally Omitted]

(viii) the dissolution or winding up of any Credit Party (other than a Borrower); provided, that the assets of any such Credit Party shall be transferred to another Credit Party;

(ix) (A) the sale or issuance of the Capital Stock of a Foreign Subsidiary (other than a Credit Party) of the Company to any Subsidiary of the Company to the extent not otherwise prohibited under this Credit Agreement or any of the other Credit Documents, (B) the sale or issuance of the Capital Stock of a US Credit Party (other than the Company) to another US Credit Party and (C) the sale or issuance of the Capital Stock of a Foreign Credit Party to a Credit Party;

(x) the merger or consolidation of a Subsidiary of the Company (other than a Borrower) into another Subsidiary of the Company; provided that if either Subsidiary is a Credit Party, the continuing or surviving Person shall be a Credit Party;

(xi) the merger or consolidation of any Subsidiary into the Company; provided that the Company shall be the continuing or surviving entity;

(xii) transactions permitted pursuant to Sections 6.1, 6.5 and 9.21 to the extent not already permitted pursuant to this Section 6.4(a);

(xiii) the sale, lease or transfer of property or assets not to exceed $500,000 in the aggregate in any fiscal year; and

(xiv) the sale of any Foreign Subsidiary (not including any Foreign Credit Party) which the Company has demonstrated to the reasonable satisfaction of the Administrative Agent has less than $10,000,000 in total annual revenue.

provided that (A) with respect to clause (ii) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Corporate Investment Policy Investments, and (B) with respect to clause (iv), no Default or Event of Default shall exist or shall result therefrom; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall, without the consent of the Required Lenders, release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) Permitted Acquisitions and (B) except as otherwise limited or prohibited herein, purchases, leases or acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) Permitted Acquisitions and Investments or acquisitions permitted pursuant to Sections 6.4(a) and 6.5 and (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Company is a party thereto, the Company will be the surviving corporation.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than Credit Parties) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s length transaction with a Person other than an officer, director, shareholder or Affiliate, and except as otherwise permitted by Sections 6.1, 6.2 and 6.4.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Credit Parties to the extent required by Section 5.10 and Foreign Subsidiaries. Subject to Section 9.21, the Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8 Corporate Changes.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation or (d) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a US Guarantor or Foreign Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) — (e) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or 6.1(j); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or the Foreign Subsidiary party thereto, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) any Person may make dividends payable solely in the same class of Capital Stock of such Person, (b) any Subsidiary may make dividends and distributions to the Company or any wholly-owned Subsidiary of the Company, and (c) the Company may repurchase Capital Stock issued by it subject to the following restrictions and limitations: both before and after giving effect to such repurchase of Capital Stock, (i) no Default or Event of Default shall exist and be continuing, (ii) the Credit Parties shall be in compliance with the Leverage Ratio set forth in Section 5.9(a) on a Pro Forma Basis (but reduced by 0.25 to 1.00), and (iii) Liquidity shall be no less than $20,000,000.

Section 6.11 Amendment of Subordinated Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, amend or modify or waive (or permit the amendment, modification or waiver of), after the issuance thereof, any of the terms of any Subordinated Debt if the effect of such amendment, modification or waiver would be (a) to increase the principal amount due thereunder, (b) to shorten or accelerate the time of payment of any amount due thereunder, (c) to increase the applicable interest rate or amount of any fees or costs due thereunder, (d) to amend the subordination provisions, if any, thereunder (including any of the definitions relating thereto), (e) to make any covenant therein more restrictive or add any new covenant, (f) to grant any Lien, (g) to provide for any additional guarantor with respect thereto unless such Person becomes a US Guarantor or Foreign Guarantor hereunder or (h) in the determination of the Administrative Agent, be adverse in any other material respect to the rights or interests of the Lenders. With respect to any Subordinated Debt, none of the Credit Parties will breach or otherwise violate any of the subordination provisions applicable thereto, including without limitation restrictions against payment of principal and interest and other amounts thereon.

Section 6.12 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien securing the Credit Party Obligations upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given to secure the Credit Party Obligations, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or 6.1(j); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or the Foreign Subsidiary party thereto, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) customary anti-assignment provisions contained in leases and licensing agreements entered into in the ordinary course of business, (e) restrictions imposed by law, (f) customary restrictions contained in agreements relating to the sale of a Subsidiary of the Company pending such sale, so long as such restrictions and conditions apply only to such Subsidiary and such sale is permitted hereunder and (g) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions apply only to the property or assets securing such Indebtedness.

Section 6.14 Operating Leases.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for all such Persons would exceed $35,000,000 in any fiscal year.

Section 6.15 Anti-Corruption Laws; Sanctions.

(a) No part of the proceeds of the Loans or the Letters of Credits will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the UK Bribery Act, the FCPA or any other applicable anti-corruption law or otherwise for any payment that could constitute a violation of any applicable anti-bribery law or anti-corruption law.

(b) The Borrowers will not, directly or indirectly, use the proceeds of the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as underwriter, advisor, investor, lender or otherwise).

ARTICLE VII.
EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) Any Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Company shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) any Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iv) or any US Guarantor shall fail to pay on the US Guaranty or any Foreign Guarantor shall fail to pay on the Foreign Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, prove to have been incorrect, false or misleading and (ii) with respect to representations and warranties that do not contain a materiality qualification, prove to have been incorrect, false or misleading in any material respect, in each case on or as of the date made or deemed made; or

(c) Covenant. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2, 5.4(a) (as such covenant relates to the Company only), Section 5.7(a), Section 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among or between any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d) Cross Default. A Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Credit Party Obligations) in a principal amount outstanding of at least $5,000,000 individually, or $10,000,000 in the aggregate, for the Credit Parties and their Subsidiaries, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $5,000,000 individually, or $10,000,000 in the aggregate, for the Credit Parties and their Subsidiaries, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default under any Secured Hedging Agreement in an amount exceeding $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries; or

(e) Bankruptcy. (i) A Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, examiner or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries (other than, with respect to any of acts set forth in clause (i) above, any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f) Judgment. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 20 Business Days from the entry thereof.

(g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan, except to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j) Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien, subject to Permitted Liens, on a material portion of the Collateral, other than by action of the Administrative Agent or the Lenders; or

(k) Subordinated Debt. Any event of default shall occur and be continuing under any Subordinated Debt or the subordination provisions contained in any Subordinated Debt shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII.
THE AGENT

Section 8.1 Appointment.

Each Lender and Issuing Lender hereby irrevocably designates and appoints HSBC to act on its behalf as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes HSBC, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, in acting hereunder and in connection with the Notes, the Administrative Agent shall act solely as an agent of the issuer and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the holders of the Notes or any other third party.

Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action by any party hereto.

Section 8.2 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the loan facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

In relation to the Foreign Pledge Agreements governed by Swiss law, each present and future Lender hereby authorizes the Administrative Agent:

(a) to (i) accept and execute in its name and for its account as its direct representative (direkter Stellvertreter) any Swiss law pledge for the benefit of such Lender and (ii) hold, administer and, if necessary, enforce any such security on behalf of each relevant Lender which has the benefit of such security;

(b) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Foreign Pledge Agreement governed by Swiss law;

(c) to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created or evidenced under a Foreign Pledge Agreement governed by Swiss law in accordance with this Agreement; and

(d) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Administrative Agent hereunder or under the relevant Foreign Pledge Agreement governed by Swiss law.

Section 8.3 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender and a holder of Notes as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and such Person, its Affiliates, and its officers, directors and employees may generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder or affiliated with the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.4 Exculpatory Provisions.

(a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact, Subsidiaries or affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not (x) have any duty to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or in the exercise of any of its rights or powers or (y) have any duty to take any discretionary action or exercise any discretionary powers except (with respect to this clause (y)) discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law or any regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or any other applicable market or clearing system, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and provided further that if any applicable law or any regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or any other applicable market or clearing system shall require the Administrative Agent to take any action, the Administrative Agent shall be permitted to take such action; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by a Credit Party, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.5 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any instruction, notice, request, order, certificate, consent, statement, instrument, resolution, direction, affidavit, document or other writing (including any electronic message, Internet or intranet website posting, telex cable or other paper, document or electronic distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.6 Non Reliance on Administrative Agent and Other Lenders.

Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7 Indemnification.

The Lenders agree to indemnify and hold harmless the Administrative Agent, the Issuing Lender and their Affiliates and their respective officers, directors, representatives, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, stamp or other similar taxes, actions, judgments, suits, costs, expenses (including reasonable attorney’s fees and expenses) or disbursements of any kind whatsoever, regardless of their merit, which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be demanded, claimed, imposed on, incurred by or asserted against any such indemnitee in any way directly or indirectly relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing, including without limitation all reasonable costs required to be associated with claims for damages to persons or property and reasonable attorneys’ and consultants’ fees and expenses and court costs; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. In no event shall the Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit, goodwill, reputation, business opportunity or anticipated saving), even if the Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder and shall also survive, as to any Administrative Agent, the resignation or removal of such Administrative Agent.

Section 8.8 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Company, with such approval not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, however, that if an Event of Default should exist at such time, no approval of the Company shall be required hereunder. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, subject to the approval of the Company, with such approval not to be unreasonably withheld or delayed, appoint a successor; provided, however, that if an Event of Default should exist at such time, no approval of the Company shall be required hereunder. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Sections 2.17 and 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.9 Nature of Duties; Several Obligations.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder. In the event there are two or more Administrative Agents at any time hereunder, each Administrative Agent’s obligations hereunder shall be several and not joint.

Section 8.10 Administrative Agent May File Proofs of Claims.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent under Sections 2.5, 2.17 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 2.17 and 9.5.

Section 8.11 Releases.

(a) The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (x) upon termination of all Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (z) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders; and

(iii) to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.

In addition, the Administrative Agent shall release the pledge of any first-tier Foreign Subsidiary of a US Credit Party to the extent that such Foreign Subsidiary ceases to be a first-tier Foreign Subsidiary.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under it Guaranty pursuant to this Section 8.11.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.12 Force Majeure.

The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental  authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may, or with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (x) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (y) any reduction in the stated rate of interest on Term Loans shall only require the written consent of each Lender holding a Term Commitment or Term Loan; or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv) except as provided in Section 8.11, release a Borrower or all or substantially all of the Guarantors from their obligations under the Foreign Guaranty or the US Guaranty, as applicable, without the written consent of all of the Lenders; or

(v) release all or substantially all of the Collateral, without the written consent of all of the Lenders; or

(vi) permit the Borrowers to assign or transfer any of their rights or obligations under this Credit Agreement or other Credit Documents; or

(vii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(viii) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender directly affected thereby; or

(x) amend, modify or waive any provision that would adversely affect the rights of Lenders holdings Loans of any class differently than those holding Loans of any other class without the written consent of Lenders representing a majority in interest of each affected class.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Sections 8.8 and 8.11).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

(a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Company, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company and the other Credit Parties:	Lionbridge Technologies, Inc. 1050 Winter Street Waltham, MA 02451 Attention: Chief Financial Officer, Treasurer and General Counsel Telecopier: (781) 434-6057 Telephone: (781) 434-6000
The Administrative Agent:	HSBC Bank USA, National Association Corporate Trust & Loan Agency 452 Fifth Avenue New York, NY 10018 Telecopier: 1-212-525-1300 Telephone: 1-212-525-1362
with a copy to:
Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110-3333 Attn: Philip A. Herman, Esq. Telecopier: (617) 574-7592 Telephone: (617) 482-1776

Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in the discretion of each, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the loan facilities contemplated hereby, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Loans and Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ pro rata share of the Revolving Commitments (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or any such Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrowers shall assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than five (5) Business Days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Credit Documents and payment of the Credit Party Obligations hereunder.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of, or notice to the Borrower or the Administrative Agent, at any time sell to one or more banks or other entities (“Participants”), but not to entities prohibited to receive assignments under Section 9.6(c)(iv), participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Company, the Administrative Agent, the Issuing Lender and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.7 with respect to any payments made by such Lender to its Participant(s). No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (B) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) except as provided in Section 8.11, release a Borrower or all or substantially all of the Guarantors from their obligations under the US Guaranty or the Foreign Guaranty, as applicable, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5 (subject to the requirements and limitations therein, including the requirements under Section 2.18 (it being understood that the documentation required under Section 2.18 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, further that such Participant (A) agrees to be subject to the provisions of Sections 2.18(c) and 2.20 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive if the participating Lender were still the owner of such interest as of the date of such Change in Law . Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7(a) as though it were a Lender.

(c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Approved Fund thereof and to one or more additional banks, insurance companies, financial institutions, investment funds or other entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes (including all or a portion of its Commitment and the Loans at the time owing to it) in minimum amounts of (x) $5,000,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans), and (y) $1,000,000 in the case of Term Loans, and in each such case, subject to the following conditions:

(i) Such assignment shall be pursuant to an Assignment Agreement, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent and the Company (to the extent required) and delivered to the Administrative Agent for its acceptance and recording in the Register,

(ii) any assignment shall require the consent of the Administrative Agent, the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) for assignments in respect of the Revolving Loans or any unfunded Commitment to any Person who is not a Lender, an Affiliate of a Lender or an Approved Fund,

(iii) so long as no Default or Event of Default shall have occurred and be continuing, any sale or assignment of all or any portion of the Revolving Loans, Term Loans, a Term Loan Commitment or a Revolving Loan Commitment shall require the consent of the Company, provided, however. that any sale or assignment to an existing Lender, or Affiliate or Approved Fund thereof, shall not require the consent of the Company nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein, and provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv) No assignment of any Loans or Commitment shall be made to (A) any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(v) Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, and subject to the other terms and conditions hereof, (1) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (2) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall continue to be entitled to any rights under Sections 2.16, 2.17, 2.18 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment), and provided further that, except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section. Such Assignment Agreement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its pro rata share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 9.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. A Loan (and the related Note) recorded on the Register may only be assigned or sold in whole or in part upon registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Credit Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of each participant in such Loans held by it and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.. A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, (i) the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register, and (ii) the Administrative Agent may treat the holder in whose name a Note is registered as the owner of such Note for all purposes, whether or not such Note is overdue, and the Administrative Agent shall not be affected by notice to the contrary except as required by applicable law.

(e) Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 (which registration and processing fee shall not be payable in connection with an assignment to an Affiliate) for each Purchasing Lender listed in such Assignment Agreement and the Notes subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and such pledge and assignment may be made without the consent of the Borrowers; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

Section 9.7 Adjustments; Set off; Sharing of Payments by Lenders.

(a) Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LOC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that (subject to Section 9.7(b)) any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

(b) Right of Setoff. In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, at any time and from time to time, to the fullest extent permitted by applicable law, without prior notice to the Borrowers or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender , such Issuing Lender or any such Affiliate or any branch or agency thereof to or for the credit or the account of the Borrowers or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrowers and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The aforesaid right of set-off may be exercised by such Lender against the Borrowers, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers or any other Credit Party, or against anyone else claiming through or against the Borrowers, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the terms of this Section to the contrary, each of the Lenders and the Administrative Agent acknowledge and agree that it will not set-off any account of any Foreign Borrower to repay Credit Party Obligations of a US Credit Party.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.

This Credit Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

Section 9.14 Consent to Jurisdiction and Service of Process.

(a) Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, in the event that the Borrowers or another Credit Party are unable to pursue any action, litigation or proceeding in one of the forums set forth above because the applicable Administrative Agent, Lender, Issuing Lender or Related Party is not subject to the jurisdiction of the courts of such forum, then such Borrower or Credit Party may bring such action, litigation or proceeding in the courts of a forum having jurisdiction over such applicable counterparty. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.15 Confidentiality.

Each of the Administrative Agent, the Issuing Lender and each of the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Loans and Revolving Credit Commitment or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities contemplated by this Agreement; (h) with the consent of the Company ; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by a Borrower or any of its Subsidiaries of a Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16 Acknowledgments.

The Company and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Company and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Company or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.18 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act. Accordingly, each of the parties agrees to provide to the Administrative Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with applicable law.

Section 9.19 Release of Collateral.

Each Lender hereby directs the Administrative Agent to release, and the Administrative Agent agrees to release, any Lien held by it under the Security Documents on the Termination Date; provided, however, that the Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

Section 9.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each of the Credit Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent and the Lenders agree to apply such excess to any Credit Party Obligations then due and payable in accordance with the terms of Section 2.12.

Section 9.21 Foreign Subsidiary Restructuring.

After the Closing Date, the Company intends to restructure its Foreign Subsidiaries to improve corporate management efficiency, reduce expenses and minimize tax obligations. The reorganization will be accomplished by consolidating the ownership of some of the Foreign Subsidiaries (including possibly some Foreign Credit Parties). Therefore, notwithstanding any provision to the contrary within this Credit Agreement, the Administrative Agent and the Lenders agree that the Credit Parties shall be permitted, without seeking an amendment or waiver under this Credit Agreement, to effect this restructuring by contributing, distributing, selling or otherwise transferring the Capital Stock of certain existing Foreign Subsidiaries (including Foreign Credit Parties) to one or more Foreign Subsidiaries; provided that (a) any Foreign Subsidiary that is a Foreign Credit Party prior to such contribution, distribution, sale, merger or other transfer shall remain a Foreign Credit Party after giving effect thereto, if still existing, and (b) if a Foreign Credit Party existing prior to such contribution, distribution, sale, merger or other transfer does not exist thereafter, the Foreign Subsidiary to which such Foreign Credit Party was contributed, distributed, sold, merged or otherwise transferred shall join this Credit Agreement as a Foreign Credit Party. The Administrative Agent and the Lenders further agree that they will, pursuant to Section 8.11, release any existing pledges of Capital Stock of a Foreign Subsidiary that, after the restructuring, is no longer a first-tier Foreign Subsidiary of the Company; provided, however, that 65% of the voting Capital Stock of any first-tier Foreign Subsidiaries of the Company, if any, resulting from such restructuring will be pledged to the Administrative Agent and the Lenders.

Section 9.22 Amendment and Restatement.

This Credit Agreement amends and restates the Existing Agreement in its entirety. All loans and advances evidenced by the Existing Agreement shall be deemed to be included in, and refinanced by, the Loan pursuant to this Credit Agreement. All the obligations pursuant to the Existing Agreement shall continue to be the obligations under this Credit Agreement and the other Credit Documents. Nothing herein shall be a discharge of the loans and advances pursuant to the Existing Agreement.

Section 9.23 No Novation or Satisfaction.

AT NO TIME SHALL THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS CONSTITUTE, OR BE DEEMED OR CONSTRUED TO CONSTITUTE, IN WHOLE OR IN PART, A NOVATION, SATISFACTION, RELEASE, DISCHARGE OR TERMINATION (EXCEPT AS SET FORTH IN SEPARATE TERMINATION AGREEMENTS ENTERED INTO IN CONNECTION WITH THIS CREDIT AGREEMENT) OF THE ORIGINAL LOAN OR THE CREDIT DOCUMENTS ENTERED INTO IN CONNECTION WITH THE EXISTING AGREEMENT OR OF ANY OF THE LIENS AND SECURITY INTEREST CREATED PURSUANT THERETO OR IN CONNECTION THEREWITH. INSTEAD, AT ALL TIMES, THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL CONSTITUTE, AND SHALL BE DEEMED AND CONSTRUED TO CONSTITUTE, A CONTINUATION OF THE ORIGINAL LOAN AND THE CREDIT DOCUMENTS ENTERED INTO IN CONNECTION WITH THE EXISTING AGREEMENT IN MODIFIED FORM AND A REAFFIRMATION OF THE CONTINUING EFFECTIVENESS OF ALL LIENS AND SECURITY INTERESTS CREATED PURSUANT THERETO OR IN CONNECTION THEREWITH.

ARTICLE X.
US GUARANTY

Section 10.1 The US Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement with the Company or any of its Domestic Subsidiaries and to extend credit hereunder and thereunder, and in recognition of the direct benefits to be received by the US Guarantors from the Extensions of Credit hereunder and the extensions of credit under any Secured Hedging Agreement, each of the US Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each US Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations of the Company and each Foreign Borrower. If any or all of the Credit Party Obligations of the Company or any Foreign Borrower becomes due and payable, each US Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent, the Lenders and the Hedging Agreement Providers, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of such Credit Party Obligations. The US Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a US Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such US Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the US Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Company and the Foreign Borrowers to the Lenders and the Hedging Agreement Providers whether or not due or payable by the Company upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the US Guarantors further agrees that to the extent that the Company, a US Guarantor or a Foreign Borrower shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Company, a US Guarantor or a Foreign Borrower, the estate of the Company, a US Guarantor or a Foreign Borrower, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each US Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Company or a Foreign Borrower whether executed by any such US Guarantor, any other guarantor or by any other party, and no US Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Company, a Foreign Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Company or a Foreign Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Company, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Company or a Foreign Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the US Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each US Guarantor hereunder are independent of the obligations of any other US Guarantor, the Company or any Foreign Borrower, and a separate action or actions may be brought and prosecuted against each US Guarantor whether or not action is brought against any other US Guarantor, the Company or any Foreign Borrower and whether or not any other US Guarantor, the Company or any Foreign Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the US Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any US Guarantor or any other party for the payment of the US Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, US Guarantors, the Company, any Foreign Borrower or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Company, or any Foreign Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the US Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Company, any other guarantor, any Foreign Borrower or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor, any Foreign Borrower or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the US Guarantors waives any defense based on or arising out of any defense of the Company, any other guarantor, any Foreign Borrower or any other party other than payment in full of the Credit Party Obligations, including, without limitation, any defense based on or arising out of the disability of the Company, any other guarantor, any Foreign Borrower or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any Foreign Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Company, any Foreign Borrower or any other party, or any security, without affecting or impairing in any way the liability of any US Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the US Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the US Guarantors against the Company, any Foreign Borrower or any other party or any security.

(b) Each of the US Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the US Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each US Guarantor assumes all responsibility for being and keeping itself informed of the Company’s and any Foreign Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such US Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such US Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the US Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the US Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Company, any Foreign Borrower or any other guarantor of the Credit Party Obligations of the Company or any Foreign Borrower owing to the Lenders or any such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the US Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the US Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Company and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or any such Hedging Agreement Provider to secure payment of the Credit Party Obligations of the Company or any Foreign Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this US Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce the US Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this US Guaranty may not be enforced against any director, officer, employee or stockholder of the US Guarantors.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment in cash in full of the Credit Party Obligations and obligations which are the subject of the US Guaranty and termination of the Commitments relating thereto (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements), confirm to the Company, any Foreign Borrower, the US Guarantors or any other Person that such Credit Party Obligations and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2, and shall release all Liens securing the Credit Party Obligations.

ARTICLE XI.
FOREIGN GUARANTY; JOINT AND SEVERAL LIABILITY OF FOREIGN BORROWERS

Section 11.1 The Foreign Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Foreign Guarantors from the Extensions of Credit to the Foreign Borrowers hereunder, each of the Foreign Guarantors (including without limitation the Company, as set forth in the definition of “Foreign Guarantors”) hereby agrees with the Administrative Agent and the Lenders as follows: each Foreign Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations of the Foreign Borrowers. If any or all of the Credit Party Obligations of any Foreign Borrower becomes due and payable, each Foreign Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of such Credit Party Obligations. The Foreign Guaranty set forth in this Article XI is a guaranty of timely payment and not of collection.

Section 11.2 Bankruptcy.

Additionally, each of the Foreign Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Foreign Borrowers to the Lenders whether or not due or payable by the Foreign Borrowers upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Foreign Guarantors further agrees that to the extent that any Foreign Borrower or a Foreign Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Foreign Borrower or a Foreign Guarantor, the estate of a Foreign Borrower or a Foreign Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 11.3 Nature of Liability.

The liability of each Foreign Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Foreign Borrowers whether executed by any such Foreign Guarantor, any other guarantor or by any other party, and no Foreign Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Foreign Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of any Foreign Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Foreign Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Credit Party Obligations of any Foreign Borrower which the Administrative Agent or such Lenders repay such Foreign Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Foreign Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 11.4 Independent Obligation.

The obligations of each Foreign Guarantor hereunder are independent of the obligations of any other Foreign Guarantor or the Foreign Borrowers, and a separate action or actions may be brought and prosecuted against each Foreign Guarantor whether or not action is brought against any other Foreign Guarantor or any Foreign Borrower and whether or not any other Foreign Guarantor or Foreign Borrower are joined in any such action or actions.

Section 11.5 Authorization.

Each of the Foreign Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Foreign Guarantor or any other party for the payment of the Foreign Guaranty or the Credit Party Obligations of the Foreign Borrowers and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Foreign Guarantors, Foreign Borrowers or other obligors.

Section 11.6 Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Foreign Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations of any Foreign Borrower made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 11.7 Waiver.

(a) Each of the Foreign Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Foreign Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Foreign Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Foreign Guarantors waives any defense based on or arising out of any defense of any Foreign Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations of the Foreign Borrowers and termination of all Commitments with respect thereto, including, without limitation, any defense based on or arising out of the disability of any Foreign Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Foreign Borrower other than payment in full of the Credit Party Obligations and termination of all Commitments with respect thereto. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Foreign Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Foreign Guarantor hereunder except to the extent the Credit Party Obligations of the Foreign Borrowers have been paid in full and the Commitments with respect thereto have been terminated. Each of the Foreign Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Foreign Guarantors against the Foreign Borrowers or any other party or any security.

(b) Each of the Foreign Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Foreign Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Foreign Guarantor assumes all responsibility for being and keeping itself informed of the Foreign Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations of the Foreign Borrowers and the nature, scope and extent of the risks which such Foreign Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Foreign Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Foreign Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Foreign Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Foreign Borrowers or any other guarantor of the Credit Party Obligations of the Foreign Borrowers owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Foreign Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the Foreign Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of any Foreign Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Foreign Borrowers until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

Section 11.8 Limitation on Enforcement.

The Lenders agree that this Foreign Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the Foreign Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement. The Lenders further agree that this Foreign Guaranty may not be enforced against any director, officer, employee or stockholder of the Foreign Guarantors.

Section 11.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment in cash in full of the Credit Party Obligations of the Borrowers and obligations which are the subject of the Foreign Guaranty and termination of the Commitments relating thereto (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements), confirm to the Foreign Borrowers, the Foreign Guarantors or any other Person that such Credit Party Obligations of the Foreign Borrowers and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 11.2, and shall release all Liens securing the Credit Party Obligations.

Section 11.10 Concerning Joint and Several Liability of the Foreign Borrowers

(a) Each of the Foreign Borrowers is accepting joint and several liability for all of the Credit Party Obligations of each of the Foreign Borrowers in consideration of the financial accommodations to be provided by the Administrative Agent, the Issuing Lender and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Foreign Borrowers and Foreign Guarantors and in consideration of the undertakings of each other Foreign Borrower to accept joint and several liability for the Credit Party Obligations of the Foreign Borrowers.

(b) Each of the Foreign Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Foreign Borrowers with respect to the payment and performance of all of the Credit Party Obligations of the Foreign Borrowers (including, without limitation, any Credit Party Obligations arising under this Section), it being the intention of the parties hereto that all of the Credit Party Obligations of the Foreign Borrowers shall be the joint and several obligations of each of the Foreign Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Foreign Borrowers shall fail to make any payment with respect to any of the Credit Party Obligations as and when due or to perform any of the Credit Party Obligations in accordance with the terms thereof, then in each such event the other Foreign Borrowers will make such payment with respect to, or perform, such Credit Party Obligations.

(d) The Obligations of each of the Foreign Borrowers under the provisions of this Section 11.10 constitute full recourse obligations of each such Foreign Borrower enforceable against each such Foreign Borrower to the full extent of its properties and assets, to the fullest extent permitted by Applicable Law, irrespective of the validity, regularity or enforceability of this Agreement against any other Foreign Borrower or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each of the Foreign Borrowers, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Issuing Lender or the Lenders under or in respect of any of the Credit Party Obligations, and, generally, to the extent permitted by Applicable Law and except as to notices expressly provided for in the Credit Documents, all demands, notices and other formalities of every kind in connection with this Agreement. Each Foreign Borrower, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Foreign Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Credit Party Obligations, and all suretyship defenses generally. Each of the Foreign Borrowers, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Credit Party Obligations, the acceptance of any payment of any of the Credit Party Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders, the Administrative Agent or the Issuing Lender at any time or times in respect of any default by any of the Foreign Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders, the Administrative Agent or the Issuing Lender in respect of any of the Credit Party Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Foreign Borrowers. Without limiting the generality of the foregoing, to the fullest extent permitted by law, each of the Foreign Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders, the Administrative Agent or the L/C Issuer with respect to the failure by any of the Foreign Borrowers to comply with any of its respective Obligations including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving any of the Foreign Borrowers, in whole or in part, from any of its Credit Party Obligations under this Section, it being the intention of each of the Foreign Borrowers that, so long as any of the Credit Party Obligations of the Foreign Borrowers hereunder remain unsatisfied, the Credit Party Obligations of such Foreign Borrowers under this Section shall not be discharged except by performance and then only to the extent of such performance. The obligations of each of the Foreign Borrowers under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the other Foreign Borrowers other Borrowers, the Lenders, the Administrative Agent or the Issuing Lender. The joint and several liability of the Foreign Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the other Foreign Borrowers or other Borrowers, the Lenders, the Administrative Agent or the Issuing Lender.

(f) To the extent any Foreign Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Foreign Borrower in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Foreign Borrower, after the payment in full, in cash, of all of the Credit Party Obligations, shall be entitled to recover from each other Foreign Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Foreign Borrower to the total Benefit Amount received by all Foreign Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Foreign Borrower so funding; provided, that each of the Foreign Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Foreign Borrowers with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any of the Lenders, the Issuing Lender or the Administrative Agent with respect to any of the Credit Party Obligations of the Foreign Borrowers or any collateral security therefor until such time as all of the Credit Party Obligations of the Foreign Borrowers have been irrevocably paid in full in cash.

(g) Each of the Foreign Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Foreign Borrowers with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any of the Lenders, the Issuing Lender or the Administrative Agent with respect to any of the Credit Party Obligations of the Foreign Borrowers or any collateral security therefor until such time as all of the Credit Party Obligations have been irrevocably paid in full in cash. Any claim which any Foreign Borrower may have against any other Foreign Borrower with respect to any payments to the Lenders, the Issuing Lender or the Administrative Agent hereunder or under any other Credit Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Credit Party Obligations of the Foreign Borrowers arising hereunder or thereunder, to the prior payment in full of the Credit Party Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the Applicable Laws of any jurisdiction relating to any Foreign Borrower, its debts or its assets, whether voluntary or involuntary, all such Credit Party Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Foreign Borrower therefor.

(h) Each of the Foreign Borrowers hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by any Foreign Borrower to any other Foreign Borrower is hereby subordinated to the prior payment in full in cash of the Credit Party Obligations of the Foreign Borrowers. Each Foreign Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Foreign Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Foreign Borrower owing to such Foreign Borrower until the Credit Party Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Foreign Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness before payment in full in cash of the Credit Party Obligations, such amounts shall be collected, enforced, received by such Foreign Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the relevant Lenders to be applied to repay (or be held as security for the repayment of) the Credit Party Obligations of the Foreign Borrowers.

(i) The provisions of this Section 11.10 are made for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Foreign Borrowers as often as the occasion therefor may arise and without requirement on the part of the Administrative Agent, the Issuing Lender or the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Credit Party Obligations hereunder or to elect any other remedy. The provisions of this Section 11.10 shall remain in effect until all of the Credit Party Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Credit Party Obligations of the Foreign Borrowers, is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Foreign Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this Section 11.10 will forthwith be reinstated in effect, as though such payment had not been made.

(j) It is the intention and agreement of the Borrowers and the Lenders that the obligations of the Borrowers under this Agreement shall be valid and enforceable against the Borrowers to the maximum extent permitted by Applicable Law. Accordingly, if any provision of this Agreement creating any obligation of the Foreign Borrowers in favor of the Lenders shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Foreign Borrowers and the Lenders that any balance of the obligation created by such provision and all other obligations of the Foreign Borrowers to the Lenders created by other provisions of this Agreement shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Lenders may be otherwise entitled to collect from the Foreign Borrowers under this Agreement to be in excess of those permitted under any Applicable Law (including any fraudulent conveyance or like statute or rule of law) applicable to the Foreign Borrowers’ obligations under this Agreement, it is the stated intention and agreement of the Foreign Borrowers and the Lenders that all sums not in excess of those permitted under such Applicable Law shall remain fully collectible by the Lenders from the Foreign Borrowers.

(k) The foregoing notwithstanding, in no event shall any Foreign Guarantor that is not a US Credit Party be deemed to be liable for any Credit Party Obligations of any of the US Credit Parties, and no payments by any such Foreign Guarantor shall be applied to any amounts owed by any of the US Credit Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation By: /s/ Tina Wang

Name: Tina Wang Title: Vice President and Treasurer

FOREIGN BORROWER:	LIONBRIDGE INTERNATIONAL, a company formed under the laws of Ireland By: /s/ Marc Litz—

Name: Marc Litz Title: Director

FOREIGN BORROWER:	LIONBRIDGE INTERNATIONAL FINANCE LIMITED,
a company formed under the laws of Ireland
By: /s/ Tina Wang
Name: Tina Wang
Title: Director

US GUARANTORS:	VERITEST, INC., a Delaware corporation By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer

LIONBRIDGE US, INC., a Delaware corporation By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer
LIONBRIDGE GLOBAL SOLUTIONS II, INC., a New York corporation By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer
LIONBRIDGE GLOBAL SOLUTIONS FEDERAL, INC., a Delaware corporation By: /s/ Margaret Shukur

Name: Margaret Shukur Title: Secretary
LIONBRIDGE GLOBAL SOURCING SOLUTIONS, INC., a Delaware corporation By: /s/ Tina Wang

Name: Tina Wang Title: Treasurer

ADMINISTRATIVE AGENT:	HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ David A. Carroll

Name: David A. Carroll Title: Senior Vice President

LENDER, SOLE LEAD ARRANGER AND SOLE BOOK RUNNER:	HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, Sole Lead Arranger and Sole Book Runner By: /s/ David A. Carroll

Name: David A. Carroll Title: Senior Vice President

FOREIGN GUARANTOR	LIONBRIDGE LUXEMBOURG S.a.r.l., a company formed under the laws of Luxembourg By: /s/ Marc Litz

Name: Marc Litz Title: Type A Manager

LENDER:	CITIZENS BANK, N.A., as Syndication Agent and as a Lender By: /s/ Robert Anastasio

Name: Robert Anastasio Title: Senior Vice President

LENDER:	PEOPLE’S UNITED BANK, as a Lender By: /s/ Gregory M. Batsevitsky

Name: Gregory M. Batsevitsky Title: Senior Vice President

LENDER:	MUFG UNION BANK, N.A., as Documentation Agent and as a Lender By: /s/ Carlos Cruz

Name: Carlos Cruz Title: Vice President